SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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☐ Soliciting Material Pursuant to § 240.14a-12
MICROMET, INC.

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MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 28, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Micromet, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 28, 2007 at 1:00 p.m. local time at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland for the following purposes:

1. To elect three Class I directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To ratify the selection by the audit committee of the board of directors of Ernst & Young AG WPG as independent auditors of the Company for its fiscal year ending December 31, 2007.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 30, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Matthias Alder
Secretary

Bethesda, Maryland
May 10, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1 Election Of Directors
Information Regarding the Board of Directors and Corporate Governance
Proposal 2 Ratification of Selection of Independent Auditors
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
Director Compensation
Transactions With Related Persons

MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
June 28, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of Micromet, Inc. (sometimes referred to as the “Company” or “Micromet”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions contained in these materials to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 15, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 30, 2007 will be entitled to vote at the annual meeting. On this record date, there were 31,504,065 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 30, 2007 your shares were registered directly in your name with Micromet’s transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed in these materials to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 30, 2007 your shares were held, not in your name, but rather in the name of a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors to hold office until the 2010 Annual Meeting of Stockholders; and

•	To ratify the selection by the audit committee of the board of directors of Ernst & Young AG WPG as independent auditors of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-454-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, June 27, 2007 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, June 27, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Micromet. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 30, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” the ratification of Ernst & Young AG WPG as the Company’s independent auditors for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Micromet’s corporate secretary at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 14, 2008, to Matthias Alder, the Company’s corporate secretary, at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

If you wish to bring business, other than through a stockholder proposal, before the 2008 Annual Meeting of Stockholders you should deliver your notice to the corporate secretary at the address above not later than the close of business on March 30, 2008 nor earlier than the close of business on February 29, 2008; provided, however, that in the event that the date of the 2008 annual meeting is before May 29, 2008 or after August 27, 2008, your notice must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the date public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the 2008 annual meeting commence a new time period (or extend any time period) for the giving of your notice as described above.

Your notice must set forth: (a) as to each person whom you propose to nominate for election or re-election as a director, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-101 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that you propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of yours or of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (c) as to you and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) your name and address or that of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by you and such beneficial owner, (iii) a representation that you are a holder of record of stock of the Company entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether you or the beneficial owner, if any, intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by you if you have notified the Company of your intention to present a proposal at the 2008 annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and your proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.

The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

For more information, please refer to the Company’s bylaws, as amended, filed with the United States Securities and Exchange Commission (“SEC”) on Forms 8-K on March 20, 2006, and July 26, 2006, and Form 10-Q filed May 10, 2006.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection of the Company’s independent accountants must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 31,504,065 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election Of Directors

Micromet’s board of directors is divided into three classes. Currently, each class consists of three directors, and each class has a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including any vacancies created by any increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The board of directors presently has nine members. There are three directors in the class whose term of office expires in 2007. Mr. Phillips is currently a director of the Company who was previously elected by the stockholders. Messrs. Benjamin and Stampacchia became directors of the Company upon the merger of Micromet AG and CancerVax Corporation, a transaction which was approved by the Company’s stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. All of the current directors of the Company who were serving as directors of CancerVax prior to the merger between Micromet AG and CancerVax attended the 2006 Annual Meeting of Stockholders of CancerVax.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Micromet’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting. Ages presented are as of April 30, 2007.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

Jerry C. Benjamin

Jerry C. Benjamin, age 66, has served as a member of our board of directors since the merger in May 2006. Mr. Benjamin has been a General Partner of Advent Venture Partners, a venture capital management firm in London, since 1985. Mr. Benjamin also serves on the board of directors of Orthofix International N.V., an international orthopedics company listed on the NASDAQ Global Market. In the past, Mr. Benjamin has been a director of a number of public and private health care companies.

Barclay A. Phillips

Barclay A. Phillips, age 44, served as a member of CancerVax’s board of directors from December 2000 to May 2006 and has continued as a director of the Company following the merger. From 1999 to the present, Mr. Phillips has been a Managing Director of Vector Fund Management. From 1991 to 1999, Mr. Phillips served in various roles including Director of Private Placements and Biotechnology Analyst for INVESCO Funds Group, Inc. From 1985 to 1990, Mr. Phillips held positions in sales and trading with Paine Webber, Inc. and Shearson Lehman Hutton, Inc. Over the last ten years, Mr. Phillips has held board positions for a number of public and private companies and currently serves as a director and member of the audit committee of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company. Mr. Phillips received a B.A. in economics from the University of Colorado in Boulder.

Otello Stampacchia, Ph.D.

Otello Stampacchia, Ph.D., age 37, has served as a member of our board of directors since the merger in May 2006 and as an Adviser to Omega Fund since 2005. The Omega Fund acquires ownership interests in public and private biopharmaceutical and device companies, focusing on Western Europe and the USA. Dr. Stampacchia has been involved in various advisory activities in biotechnology since 2001. Previously, Dr. Stampacchia was a member of the health care Corporate Finance and M&A team at Goldman Sachs International in London, and he also helped initiate the health care investment activities of Index Securities (now Index Ventures). Dr. Stampacchia has a Ph.D. in Molecular Biology from the University of Geneva (Switzerland), a European Doctorate in Biotechnology (EDBT) from the European Association for Higher Education in Biotechnology, and a M.Sc. in Genetics from the University of Pavia (Italy).

The Board Of Directors Recommends
A Vote in Favor of Each Named Nominee.

Directors Continuing in Office Until the 2008 Annual Meeting

Phillip M. Schneider

Phillip M. Schneider, age 51, served as a member of CancerVax’s board of directors from September 2003 to May 2006 and has continued as a director of the Company following the merger. Mr. Schneider is also chairman of the Company’s audit committee. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation. During his 15-year tenure at IDEC, which ended in October 2002, he served as Senior Vice President and Chief Financial Officer and played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider has served as a director and chairman of the audit committee of Gen-Probe Incorporated since November 2002 and serves as a member of the board of directors and chairman of the audit committee for Targegen, Inc., a privately held biotechnology company. Mr. Schneider holds an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis.

Christian Itin, Ph.D.

Christian Itin, Ph.D., age 42, has served as our Chief Executive Officer and a director since the merger in May 2006. Dr. Itin has also served in the following capacities with our subsidiary Micromet AG: Chief Executive Officer since March 2004, Chief Business Officer from April 2002 to March 2004, Vice President of Business and Corporate Development from September 2001 to April 2002, Vice President of Corporate Development from September 2000 to September 2001 and Head of IP and Licensing from September 1999 to September 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc. (Hayward, CA, USA), a protein chip company. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland. In addition, he also performed post-doctoral research at the Biocenter of Basel University and at Stanford University School of Medicine.

Peter Johann, Ph.D.

Peter Johann, Ph.D., age 49, has served as a member of our board of directors since July 2006. Dr. Johann is a Managing General Partner of NGN Capital. He joined NGN Capital from Boehringer Ingelheim where from August 2000 to July 2004 he served as the Division Head of Corporate Development responsible for strategic planning, strategic projects, mergers and acquisitions, business development and licensing. Prior to this, Dr. Johann served from July 1998 to July 2000 at F. Hoffmann-La Roche as Global Business Leader where he led global business teams and was responsible for global marketing of oncology products as well as evaluation of pipeline products from internal and external sources. Dr. Johann joined Roche from Boehringer Mannheim where he was Head of Business Development and Marketing of Molecular Medicine LLC from January 1996 to June 1998. In addition to marketing and licensing activities, Dr. Johann was involved in establishing and managing joint venture companies as a member of the supervisory boards of Molecular Medicine LLC and MolMed SpA. Dr. Johann held various positions in the fields of marketing, sales and business development with Boehringer Mannheim Biochemicals,

Kaneka and Röhm between August 1985 and December 1995. Dr. Johann obtained his Ph.D. from the Technical University of Munich. Dr. Johann is a director of NitecPharma AG, a specialist pharmaceutical company located in Switzerland, and has been a member of the supervisory board of Jerini AG and an observer to the board of Santhera Pharmaceuatical Holding Ltd.

Directors Continuing in Office Until the 2009 Annual Meeting

David F. Hale

David F. Hale, age 58, served as CancerVax’s President and Chief Executive Officer from October 2000 to the closing of the merger in May 2006, served as a member of CancerVax’s board of directors from December 2000 to May 2006 and has continued as a director of the Company following the merger. Mr. Hale became Chairman of the board of directors in May 2006. From January 1998 to May 2000, Mr. Hale served as President and Chief Executive Officer of Women First HealthCare, Inc., a publicly traded specialty pharmaceuticals company. Prior to joining Women First HealthCare, Mr. Hale served from May 1987 to November 1997 as Chairman, President and Chief Executive Officer of Gensia, Inc., a publicly-held biopharmaceutical company, which merged with Sicor, Inc., to form GensiaSicor, Inc., and which was acquired by Teva Pharmaceutical Industries Limited. He also served from February 1987 to September 1995 as Chairman of Viagene, Inc., a publicly held biotechnology company that was acquired by Chiron, Inc. Mr. Hale served from April 1982 to May 1987 as President, Chief Executive Officer and Chief Operating Officer with Hybritech, Inc., a publicly-traded biotechnology company that was acquired by Eli Lilly and Co. in 1986. Prior to joining Hybritech, Mr. Hale served from January 1980 to April 1982 as Vice President, Sales and Marketing and then as Vice President and General Manager with BBL Microbiology Systems, a division of Becton, Dickinson & Co. From March 1971 to December 1980, Mr. Hale held various marketing and sales management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, Inc. Mr. Hale currently serves as Chairman of the boards of directors of Santarus, Inc. and Somaxon Pharmaceuticals, Inc. as a director of Metabasis Therapeutics, Inc., publicly-traded biopharmaceutical companies, and as executive chairman of SkinMedica, Inc. and as a director of Verus Pharmaceuticals, Inc. Mr. Hale is also a director of the Biotechnology Industry Organization, BIOCOM, the California Healthcare Institute, the Burnham Institute and is a co-founder and chairman of CONNECT. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh)

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh), age 69, served as a member of CancerVax’s board of directors from February 2001 to May 2006 and has continued as a director of the Company following the merger. Prior to the merger Dr. Carter was a member of the supervisory board of Micromet AG. Dr. Carter is a venture partner at SV Life Sciences Advisers LLP and a member of the advisory board of Paul Capital Royalty Fund. Dr. Carter retired from Zeneca, PLC, a publicly traded global pharmaceutical company and predecessor of AstraZeneca, in 1998, where he had been on the pharmaceutical board. Dr. Carter served Zeneca as International Medical Director from 1986 to 1989 and as International Marketing Director from 1990 to 1995. Under his direction, Zeneca developed and launched numerous drugs including Casodextm, the most widely prescribed anti-androgen for prostate cancer therapy in the U.S., Zoladextm, an LHRH analogue for prostate cancer and breast cancer; and Arimidextm, the first new generation aromatase inhibitor for breast cancer. Dr. Carter also contributed to the post-marketing development of tamoxifen, the first selective estrogen receptor modulator approved for the treatment of breast cancer. From 1985 to 1995, Dr. Carter served as a member of the U.K. Government’s Medicines Commission. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd, including head of Medical Development and Medical Affairs and Director of the Pharmaceutical Division. Dr. Carter currently serves as a Director of several European and US biopharmaceutical companies, including Fulcrum Pharmaceuticals PLC, as Chairman of the board of directors of Metris Therapeutics, Ltd., a biotechnology firm specializing in women’s healthcare and as a member of the boards of directors of Santarus, Inc. and GTx, Inc. Dr. Carter is an Elected Fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter received a bachelor’s degree in Pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).

John E. Berriman

John E. Berriman, age 59, has served as a member of our board of directors since the closing of the merger in May 2006. Since May 2004, Mr. Berriman has been a consultant and a non-executive director of a number of private and public biotech companies, including Algeta ASA and Ablynx NV. He serves as executive deputy chairman of Oxxon Therapeutics, Inc. Mr. Berriman served as a member of the board of directors of Alnylam Pharmaceuticals, Inc. from July 2003 until December 2005. From August 2001 until May 2004, Mr. Berriman served as a director of Abingworth Management, a venture capital firm specializing in life science biomedical companies. Mr. Berriman was a consultant to Abingworth Management from March 1997 to August 2001. From 1989 until 1996 Mr. Berriman was an executive director of Celltech plc. He has a degree in Chemical Engineering from the University of Cambridge and an MBA from the London Business School.

Information Regarding the Board of Directors and Corporate Governance

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with the Company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the board has affirmatively determined that all of the Company’s directors, with the exception of Dr. Itin and Mr. Hale, are independent directors within the meaning of the applicable NASDAQ listing standards. In addition, the following directors who resigned upon the closing of the merger between Micromet AG and CancerVax Corporation qualified as independent directors within the meaning of the applicable NASDAQ listing standards: Robert E. Kiss, CFA, James Clayburn La Force, Jr., Ph.D., Ivor Royston, M.D. and Gail S. Schoettler, Ph.D. In making these determinations, the board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Itin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his current employment with the Company. Mr. Hale is not an independent director as a result of his serving as President and Chief Executive Officer of CancerVax until May 2006.

Meetings of the Board of Directors

The board of directors met fourteen times during the last fiscal year. Each board members, with the exception of John Berriman, attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member. Mr. Berriman attended in excess of 70% of the aggregate of the meetings of the board, audit committee and compensation committee during the period from May 5, 2006 to December 31, 2006. Due to prior commitments, Mr. Berriman was unable to attend one board meeting in June 2006 and one board meeting in July 2006.

Information Regarding Committees of the Board of Directors

The board of directors has established three committees: an audit committee, a compensation committee, and a nominating/corporate governance committee. The following table provides membership and meeting information for fiscal year 2006 for each of the board committees:

Nominating/
Name	Audit		Compensation		Governance

Mr. Jerry C. Benjamin			X	*	X
Mr. John E. Berriman	X		X
Dr. Michael G. Carter			X		X
Mr. David F. Hale
Dr. Christian Itin
Dr. Peter Johann
Mr. Barclay A. Phillips	X				X	*
Mr. Phillip M. Schneider	X	*
Dr. Otello Stampacchia			X
Mr. Robert E. Kiss(1)					X
Dr. James Clayburn La Force, Jr.(1)	X		X
Dr. Ivor Royston(1)			X
Dr. Gail S. Schoettler(1)					X
Dr. Donald Morton(1)

Total meetings in fiscal year 2006	5		4		2

*	Committee Chairperson

(1)	Each of Mr. Kiss and Drs. La Force, Morton, Royston and Schoettler resigned from the Company’s board of directors effective as of May 5, 2006, upon the closing of the merger between Micromet AG and CancerVax Corporation. Upon the closing, Drs. Itin and Stampacchia and Messrs. Benjamin and Berriman joined the board of directors. Dr. Johann joined the board in July 2006.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The audit committee of the board of directors was established by the board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. During the period in 2006 prior to the merger between Micromet AG and CancerVax Corporation, the audit committee consisted of three directors: Messrs. Schneider and Phillips, and Dr. La Force. Since the merger, the audit committee is composed of three directors: Messrs. Schneider, Berriman and Phillips. The audit committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com.

Pursuant to its charter, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the board of directors and report the results of its activities to the board. In carrying out these responsibilities, the audit committee, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves or rejects transactions between the company and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The board of directors has also determined that Mr. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Mr. Schneider’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition to the Company’s audit committee, Mr. Schneider also serves on the audit committees of Gen-Probe, Inc. and Targegen, Inc. a privately held biotechnology company. The board of directors has determined that this simultaneous service does not impair Mr. Schneider’s ability to effectively serve on the Company’s audit committee.

Report of the Audit Committee of the Board of Directors1

The audit committee met five times during fiscal year 2006, and scheduled its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s agenda was established by the audit committee’s chairman and the Company’s chief financial officer. The audit committee meetings included discussion of significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The audit committee’s meetings included, whenever appropriate, executive sessions in which the audit committee meets separately with the Company’s independent auditors and the Company’s Chief Financial Officer.

The audit committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The audit committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The audit committee recommended to the board of directors the engagement of Ernst & Young AG WPM as our independent auditors for the year ending December 31, 2007, and reviewed with senior members of the Company’s financial management team and the independent auditors the overall audit scope and plans and the results of external audit examinations. Although the audit committee has the sole authority to appoint the

1 The material in this report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended.

independent auditors, the audit committee will continue its long-standing practice of recommending that the board of directors ask the Company’s stockholders, at the annual meeting, to ratify their appointment of the independent auditors.

As part of its oversight of the Company’s financial statements, the audit committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal year 2006, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the audit committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also discussed with Ernst & Young AG WPM matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young AG WPM to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, on March 12, 2007, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Mr. Phillip M. Schneider
Mr. John E. Berriman
Mr. Barclay A. Phillips

Compensation Committee

During the period in 2006 prior to the merger between Micromet AG and CancerVax Corporation, the compensation committee consisted of three directors: Drs. Clayburn, La Force and Carter. Since the merger, the compensation committee has been composed of four directors: Messrs. Benjamin and Berriman and Drs. Carter and Stampacchia. All members of the Company’s compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards. The compensation committee met four times during the fiscal year. The compensation committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

The compensation committee of the board of directors acts on behalf of the board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees;

•	establishing, administering and exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding compensation matters related to managerial personnel.

Commencing this year, the compensation committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in the proxy statement and other filings.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times annually and with greater frequency if necessary. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In addition, the compensation committee meets regularly in executive session. The charter of the compensation committee grants the committee the authority to retain, at the expense of the Company, independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. During the past fiscal year, the compensation committee engaged Top Five Data Services, Inc. as compensation consultants. The scope and process of the engagement and the recommendations resulting therefrom, as well as the processes and procedures followed by the compensation committee, are discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement.

The specific determinations of the compensation committee with respect to executive compensation for fiscal 2006 are also described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s compensation committee consists of Messrs. Benjamin and Berriman, and Drs. Carter and Stampacchia. No member of the compensation committee has been at any time an officer or employee of the Company. None of the Company’s executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on its compensation committee or on the Company’s compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Mr. Jerry C. Benjamin
Mr. John E. Berriman
Dr. Michael G. Carter
Dr. Otello Stampacchia

Nominating/Corporate Governance Committee

During the period in 2006 prior to the merger between Micromet AG and CancerVax Corporation, the nominating/corporate governance committee consisted of the following three directors: Messrs. Phillips and Kiss, and Dr. Schoettler. Since the merger, the nominating/corporate governance committee has been composed of the following three directors: Messrs. Phillips and Benjamin, Dr. Carter. All members of the nominating/corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The nominating/corporate governance committee met twice during fiscal year 2006. The nominating/corporate governance committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. The functions of this committee include:

•	identifying and reviewing qualified candidates to become members of our board of directors;

•	recommending to the board nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our board of directors;

•	assessing the performance of the board of directors;

•	making recommendations to the board regarding committee membership;

•	developing and recommending to our board of directors our corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and the chief executive officer.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers, among others, the following factors:

•	the appropriate size of our board of directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly-held company; and

•	experience with relevant social concerns.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating/corporate governance committee also considers candidates with appropriate non-business backgrounds. There are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our Company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules. The nominating/corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors who are willing to serve on our board. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for service on our board of directors and who are willing to continue to serve on our board are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective. If any member of our board of directors does not wish to serve on our board or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria discussed above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best help perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify board of directors candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where they believe that particular qualifications are required or that external resources may be best able to identify appropriate candidates.

In October 2006, the nominating/corporate governance committee adopted the following policy regarding the procedures for considering director candidate recommendations of our stockholders. Stockholders wishing to recommend a candidate for the position as a member of the Company’s board of directors shall write to the Company’s corporate secretary at the address set forth on the cover of this proxy statement and include the following information:

a. the stockholder’s name and contact information;

b. a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating/corporate governance committee;

c. the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

d. a statement of the candidate’s business and educational experience;

e. information regarding each of the qualifications listed above, other than that regarding board of directors size and composition, sufficient to enable the nominating/corporate governance committee to evaluate the candidate;

f. a statement of the value that the candidate would add to our board of directors;

g. a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company;

h. detailed information about any relationship or understanding between the proposing stockholder and candidate; and

i. a list of three character references, including complete contact information for such references.

The Company’s corporate secretary will promptly forward any recommendation of a stockholder that meets the requirements set forth above to the chairman of the Company’s nominating/corporate governance committee. The nominating/corporate governance committee will evaluate any recommendations from stockholders that meet the requirements set forth above in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We have not received director candidate recommendations from our stockholders for the 2007 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Nevertheless, during the upcoming year the nominating/corporate governance committee will give full consideration to the adoption of a formal process for stockholder communications with the board and, if adopted, publish it promptly and post it to the Company’s website.

Code Of Ethics

The Company has adopted the Micromet Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at http://www.micromet-inc.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Auditors

The audit committee of the board of directors has selected Ernst & Young AG WPG as the Company’s independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young AG WPG has audited the Company’s financial statements since the merger of Micromet AG and CancerVax Corporation in May 2006 and its affiliate Ernst & Young LLP audited the financial statements of CancerVax Corporation since its inception in June 1998. Representatives of Ernst & Young AG WPG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young AG WPG as the Company’s independent auditors. However, the audit committee of the board is submitting the selection of Ernst & Young AG WPG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young AG WPG. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of the 2006 financial statements, the audit committee of the board of directors entered into an engagement agreement with Ernst & Young AG WPG, which sets forth the terms by which Ernst & Young AG WPG will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005 by Ernst & Young AG WPG, the Company’s principal accountant in fiscal year 2006 and Ernst & Young LLP, the Company’s principal accountant in fiscal year 2005, respectively. All fees set forth below were approved by the audit committee.

	Fiscal Year Ended
	2006	2005
	(In thousands)

Audit Fees(1)	$724	$244
Audit-related Fees(2)	—	50
Tax Fees(3)	14	110
All Other Fees	—	—

Total Fees	$738	$404

(1)	Includes fees for the audits of the Company’s annual financial statements for 2006 and 2005 included in its Annual Reports on Form 10-K, the audits of management’s assessment of the effectiveness of internal control over financial reporting, the reviews of the Company’s interim period financial statements for 2006 and 2005 included in its quarterly reports on Form 10-Q and related services that are normally provided in connection with regulatory filings or engagements.

(2)	Represents fees for due diligence related to the merger with Micromet AG.

(3)	Consists of fees in 2006 for preparation of tax returns for Tarcanta Limited, a subsidiary of the Company located in Ireland. Fees in 2005 consist of tax compliance services of approximately $49,000 and fees for tax advice and tax planning services of approximately $61,000.

Pre-Approval Policies and Procedures.

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Board of Directors Recommends
A Vote in Favor of Proposal 2.

Executive Officers

The following table lists the names, ages and positions of individuals currently serving as executive officers of the Company. The ages of the individuals are provided as of April 30, 2007.

Executive Officers

Name	Age	Position

Christian Itin, Ph.D.	42	President and Chief Executive Officer
Patrick A. Baeuerle, Ph.D.	49	Senior Vice President, Chief Scientific Officer
Carsten Reinhardt, M.D., Ph.D.	40	Senior Vice President, Clinical Development
Jens Hennecke, Ph.D.	39	Vice President, Business Development
Christopher P. Schnittker	38	Senior Vice President, Chief Financial Officer
Matthias Alder	42	Senior Vice President, General Counsel and Corporate Secretary

Christian Itin, PhD., has served as our Chief Executive Officer since May 2006. Dr. Itin has also served in the following capacities with our subsidiary Micromet AG: Chief Executive Officer since March 2004, Chief Business Officer from April 2002 to March 2004, Vice President of Business and Corporate Development from September 2001 to April 2002, Vice President of Corporate Development from September 2000 to September 2001 and Head of IP and Licensing from September 1999 to September 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc. (Hayward, CA, USA), a protein chip company. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland; he also performed post-doctoral research at the Biocenter of Basel University and at Stanford University School of Medicine.

Patrick A. Baeuerle, Ph.D. has served as our Chief Scientific Officer since May 2006. Dr. Baeuerle has also served as Chief Scientific Officer of Micromet AG since October 1998. From February 1996 to September 1998, Dr. Baeuerle headed the drug discovery activities of Tularik Inc. in South San Francisco, CA, as Director, Drug Discovery. From October 1994 to February 1996, Dr. Baeuerle served as a full Professor and Chairman of Biochemistry at the Medical Faculty of Freiburg University, Germany. In 1989, he was awarded a group leader position at the Gene Center in Martinsried, Germany, where he did seminal research on transcription factor NF-kappaB. According to a survey by the Institute for Scientific Information (ISI, Philadelphia, PA, USA), Dr. Baeuerle was Germany’s most frequently cited biomedical scientist of the past decade, and 38th worldwide. He has published more than 190 scientific papers, and four educational children books on biology. In addition, Dr. Baeuerle is the first recipient of the Prix Européen de l’Avenir and an elected member of the European Molecular Biology Organization (EMBO). He was appointed Honorary Professor of Immunology at the University of Munich in 2000. Dr. Baeuerle performed his Ph.D. work at the Max Planck Institute for Psychiatry in Martinsried and at the European Molecular Biology Laboratory (EMBL) in Heidelberg, obtained a Ph.D. degree in biology from the University of Munich, and performed his post-doctoral research with David Baltimore at the Whitehead Institute of the Massachusetts Institute of Technology (MIT), Cambridge, MA.

Carsten Reinhardt, M.D., Ph.D., has served as our Senior Vice President of Clinical Development since May 2006 and has served in the same capacity with Micromet AG since June 2005. Before joining Micromet, Dr. Reinhardt was International Medical Leader for Herceptin at Hoffmann-La Roche (Basel, Switzerland) between 2003 and 2005, and Head of Clinical Development at Fresenius Biotech (Munich, Germany) until 2003. From 1995 to 2000, Dr. Reinhardt worked at various academic institutions (University of Tübingen, Max-Planck-Institute of Psychiatry, Munich) to complete his curriculum in Neurology. Between 1991 and 1995 Dr. Reinhardt performed his Ph.D. thesis in Cellular Immunology at the Institute of Immunology in Munich, Germany. Dr. Reinhardt received a Medical Degree in 1994 from University of Munich, Germany. Dr. Reinhardt is a Visiting Professor for Pharmaceutical Medicine at the University of Basel.

Jens Hennecke, Ph.D., has served as our Vice President and Head of Business Development since May 2006 and has served in the same capacity with Micromet AG since April 2004. Mr. Hennecke joined Micromet in October 2001 as Manager, Business Development, and has served as Associate Director, Business Development, from April 2003 to September 2003 and as Director Business Development from October 2003 to March 2004. Mr. Hennecke studied biology at the University of Göttingen, Germany, and performed his Ph.D. thesis in protein engineering at the Institute of Molecular Biology and Biophysics at the ETH Zürich, Switzerland; he also performed post-doctoral research in X-ray crystallography at the Department of Molecular and Cellular Biology at Harvard University, Cambridge, MA.

Christopher P. Schnittker has served as our Senior Vice President and Chief Financial Officer since October 2006. From September 2003 to June 2006, Mr. Schnittker served as Senior Vice President and Chief Financial Officer for Cytogen Corporation, a publicly traded biopharmaceutical company. Prior to joining Cytogen, Mr. Schnittker was Senior Vice President, Chief Financial Officer and Corporate Secretary of Genaera Corporation (formerly Magainin Pharmaceuticals, Inc.) from June 2000 to August 2003. Prior to joining Genaera, Mr. Schnittker served as Director of Finance from August 1999 to May 2000 and Controller from December 1997 to August 1999 at GSI Commerce, Inc., a publicly traded technology company. From June 1995 to December 1997, Mr. Schnittker held several positions of increasing responsibility at Rhône-Poulenc Rorer, Inc. (now sanofi aventis). Prior to that, Mr. Schnittker held various positions of increasing responsibility at Price Waterhouse LLP’s (now PricewaterhouseCoopers LLP) Life Sciences audit practice from September 1990 to June 1995. Mr. Schnittker received his B.A. degree in Economics and Business with a concentration in Accounting from Lafayette College and is a certified public accountant licensed in the State of New Jersey.

Matthias Alder has served as our Senior Vice President, General Counsel and Corporate Secretary since July 2006. Previously, he was a partner with Cooley Godward LLP, a leading U.S. law firm, where he established and co-chaired the firm’s East Coast Life Sciences Practice. Starting in 1994 and before joining Cooley in 1997, he was in-house counsel for the pharmaceutical business of Novartis in Basel, Switzerland. Between 1988 and 1994, he worked in law firms in Switzerland and in Miami, FL. He is admitted to practice in the State of California, New York, and Virginia, and the Canton of Zurich, Switzerland. Mr. Alder received an LL.M. degree in International and Comparative Law from the University of Miami in 1990. He earned the equivalent of a J.D. degree (lic. iur.) from the University of Basel, Switzerland, graduating magna cum laude in 1988.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 30, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The address for all directors and executive officers is c/o Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

	Beneficial Ownership(1)
			Right to Acquire
			Beneficial
			Ownership Under
	Number of		Options Exercisable		Percent of
Name and Address of Beneficial Owner	Shares		Within 60 Days		Total

5% Stockholders:
Entities affiliated with Advent Venture Partners	3,528,875	(2)	0		11.2%
25 Buckingham Gate London SW1E 6LD United Kingdom
Omega Fund I, L.P.	3,257,936	(3)	0		10.3%
c/o 13-15 Victoria Road St. Peter Port Guernsey GY1 3ZD Channel Islands United Kingdom
3i Group plc	2,940,435		0		9.3%
91 Waterloo Road London SE1 8XP United Kingdom
Entities affiliated with NGN Capital	2,222,222	(4)	565,278	(5)	8.7%
369 Lexington Avenue, 17th Floor New York, New York 10017
International Biotechnology Trust plc	1,907,390		0		6.1%
31 Gresham Street London NW1 2BE United Kingdom
Donald L. Morton, M.D.	1,727,160	(6)	0		5.5%
1374 Bella Oceana Vista Pacific Palisades, California 90630
MedImmune Ventures, Inc.	1,660,483		0		5.3%
One MedImmune Way Gaithersburg, Maryland 20878
Named Executive Officers and Directors:
Christian Itin, Ph.D.	2,885		262,678		*
David F. Hale	214,529	(7)	482,255	(7)	2.2%
Christopher P. Schnittker	0		0		*
Gregor Mirow, M.D.	7,870		228,391		*
William R. LaRue	27,089	(8)	36,041		*
Patrick A. Baeuerle, Ph.D.	22,563		209,861		*
Carsten Reinhardt, M.D., Ph.D.	0		61,617		*
Matthias Alder	0		0		*
Guy Gammon, M.B., B.Sc., M.R.C.P.	23,027		33,334		*
Dennis Van Epps, Ph.D.	34,340		33,333		*
Michael G. Carter, M.B., Ch.B., F.R.C.P.	757		41,113		*
Barclay A. Phillips	335,589	(9)	20,832		1.1%
Phillip M. Schneider	0		35,984		*
Jerry C. Benjamin	3,528,875	(2)	16,666		11.2%
John E. Berriman	0		25,660		*
Otello Stampacchia, Ph.D.	3,257,936	(3)	11,666		10.4%
Peter Johann, Ph.D.	2,222,222	(4)	565,278	(5)	8.7%
All currently serving executive officers and directors as a group (14 serving )	9,585,356		1,777,624		34.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and in certain cases upon information supplied on Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,504,065 shares outstanding March 30, 2007, adjusted as required by rules promulgated by the SEC.

(2)	Consists of 1,785,787 shares held of record by Advent Private Equity Fund III “A’’ Limited Partnership; 874,759 shares held of record by Advent Private Equity Fund III “B’’ Limited Partnership; 244,118 shares held of record by Advent Private Equity Fund III “C’’ Limited Partnership; 480,071 shares held of record by Advent Private Equity Fund III “D’’ Limited Partnership; 69,111 shares held of record by Advent Private Equity Fund III GmbH & Co. KG; 57,189 shares held of record by Advent Private Equity Fund III Affiliates Limited Partnership; and 17,840 shares held of record by Advent Management III Limited Partnership. Jerry Benjamin, a director of the Company, is a general partner of Advent Venture Partners LLP, which is the sole owner of the sole owner of the general partner of Advent Private Equity Fund III GmbH & Co. KG. Advent Venture Partners LLP is also the sole owner of the general partner of Advent Management III Limited Partnership, which is general partner of each of Advent Private Equity Fund III “A’’ Limited Partnership, Advent Private Equity Fund III “B’’ Limited Partnership, Advent Private Equity Fund III “C’’ Limited Partnership, Advent Private Equity Fund III “D’’ Limited Partnership and Advent Private Equity Fund III Affiliates Limited Partnership. As a result, Mr. Benjamin shares voting and dispositive power with respect to the shares held by these entities and disclaims beneficial ownership of the shares in which he has no pecuniary interest.

(3)	Otello Stampacchia, a director of the Company, is the sole shareholder of Sigma Holding Limited, which is the sole shareholder of Omega Fund Management Limited, which is the sole shareholder of Omega Fund GP, Ltd., which is the general partner of Omega Fund I, L.P. Connie Helyar, Andrew Guille and John Luff are also directors of Omega Fund GP, Ltd. Accordingly, each of Dr. Stampacchia, Ms. Helyar and Messrs. Guille and Huff may be deemed to share voting and dispositive power with respect to the shares held by Omega Fund I, L.P. and each disclaims beneficial ownership of the reported securities except to the extent of his or her pecuniary interest therein.

(4)	Consists of 1,289,778 shares held of record by NGN Biomed Opportunity I, L.P. and 932,444 shares held of record by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. Dr. Johann, a director of the Company, is the managing general partner of NGN Capital LLC, which is the sole general partner of the general partner of NGN Biomed Opportunity I, L.P. and is also the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. As a result, Dr. Johann may be deemed to share voting and dispositive power with respect to the shares beneficially held by these entities and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	Consists of a warrant exercisable for 322,445 shares and held of record by NGN Biomed Opportunity I, L.P. and a warrant exercisable for 233,111 shares and held of record by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. Also includes 9,722 shares of common stock issuable upon exercise of a stock option held by NGN Capital LLC and exercisable within sixty days of March 30, 2007. Dr. Johann, a director of the Company, is the managing general partner of NGN Capital LLC, which is the sole general partner of the general partner of NGN Biomed Opportunity I, L.P. and is also the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. As a result, Dr. Johann may be deemed to share voting and dispositive power with respect to the shares beneficially held by these entities and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(6)	Represents 1,512,732 shares of common stock held of record by the Donald L. Morton Family Trust, dated June 2, 1989, of which Dr. Morton is the trustee, 48,157 shares of common stock held of record by the Donald L. Morton, M.D., Grantor Retained Annuity Trust, dated September 6, 2002, of which Dr. Morton is the grantor, and 133,333 shares of common stock held of record by the Donald L. Morton, M.D., Grantor Retained Annuity Trust #2, dated September 27, 2005, of which Dr. Morton is the grantor. The 48,157 shares held by the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002 are currently distributable to The

Morton Children’s Trust, a trust of which Dr. Morton is the grantor. Dr. Morton disclaims beneficial ownership of the 48,157 shares held by the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002 and the 133,333 shares held by the Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 dated September 27, 2005. Also includes 32,938 shares held of record by OncoVac, Inc., of which the Donald L. Morton Family Trust dated June 2, 1989 is the sole stockholder.

(7)	Represents 135,831 shares of common stock held of record by Mr. Hale, 77,184 shares of common stock held of record by the Hale Family Trust, dated February 10, 1986, of which Mr. Hale is a co-trustee, and 1,514 shares of common stock held of record by the Michael T. Hale Trust, dated December 26, 1991, for the benefit of Shane Hale, Tara Hale, Erin Hale and David Garrett Hale. Mr. Hale disclaims beneficial ownership of the 1,514 shares held by the Michael T. Hale Trust, dated December 26, 1991. Of the options which Mr. Hale holds 214,477 options have an exercise price of between $8.46 and $9.90 per share and 91,566 options have an exercise price of between $23.79 and $36.00 per share.

(8)	Represents 4,362 shares of common stock held of record by Mr. LaRue and 22,727 shares of common stock held of record by the William R. and Joyce E. LaRue Family Trust, dated November 4, 1991, of which Mr. LaRue is a co-trustee.

(9)	Represents 250,580 shares held of record by Vector Later-Stage Equity Fund II (QP), L.P. and 83,526 shares held of record by Vector Later-Stage Equity Fund II, L.P. Mr. Phillips is the managing member of Vector Fund Management II, L.L.C., which is the general partner of Vector Later-Stage Equity Fund II (QP), L.P. and Vector Later-Stage Equity Fund II, L.P. Mr. Phillips disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named fund. Also includes 1,317 shares held of record by the Barclay A. Phillips, IRA Rollover. Also includes 166 shares held of record by Mr. Phillips.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, with the exception of Mr. Benjamin. Mr. Benjamin filed one Form 4 two days late, which reported three transactions.

Executive Compensation

Compensation Discussion and Analysis

Philosophy of Our Executive Compensation Program

Our compensation committee has established a philosophy of “pay for performance” to provide guidance for executive compensation. We recognize that attracting, retaining and motivating executive officers and other key employees are critical to executing our corporate strategy and increasing shareholder value. Our philosophy, therefore, is to fairly compensate executive officers, with an emphasis on providing incentives that promote both our short-term and long-term objectives. Achievement of short-term objectives is rewarded through the payment of base salary and annual bonuses historically paid in cash, while grants of stock options that vest over time encourage executive officers to focus on our long-term goals. The compensation committee has the discretion to materially increase or decrease compensation based on the levels of achievement of the Company’s abd the officer’s objectives and performance.

In order to create the corporate environment for a successful implementation of our long-term strategy, our executive compensation program is further designed to encourage and reward our senior management for:

•	building shareholder value;

•	implementing the corporate strategy as defined by the board of directors;

•	progressing the development of our product candidates towards commercialization;

•	conducting the business in a cost-efficient manner, applying prudent financial planning, accounting and oversight;

•	increasing public awareness of the company; and

•	establishing and maintaining a highly committed and creative organization living up to the highest ethical and business standards.

The market for experienced management is highly competitive in our industry. We aim to attract and retain highly qualified executives to manage each of our business functions. In doing so, we seek to draw upon a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies in our geographic area and by other development stage life science companies. As a result of the merger between Micromet AG and CancerVax Corporation described below, our research and development center is located in Germany, while our finance, legal and corporate functions are located in the United States. For that reason, our senior management must be able to function in an international environment and have the ability to manage personnel in different countries and deal with language and cultural differences. As a result, our executives are recruited from positions in the United States and in Europe, and we compete directly with international pharmaceutical and biotechnology companies for experienced executives.

Overview of Executive Compensation

Our executive compensation program consists of five components, each of which is described in greater detail below:

•	base salary;

•	annual variable performance-based bonus awards, payable in cash or equity;

•	long-term stock-based incentive awards;

•	other benefits, such as medical, dental, vision and life insurance and disability coverage and participation in our 401(k) plan; and

•	protections in the event of change of control and termination.

Impact of Merger between Micromet AG and CancerVax Corporation on Compensation

CancerVax Corporation merged with Micromet AG, a privately held German company, on May 5, 2006. As a result, this Compensation Discussion and Analysis includes information on compensation paid to certain individuals who served as officers of CancerVax Corporation until the time of the merger and certain individuals who served as officers of Micromet AG and became officers of the Company upon closing of the merger. Concurrently with the closing of the merger, the combined company was renamed “Micromet, Inc.,” and the Company effected a 1-for-3 reverse stock split affecting all outstanding shares of Common Stock, and as a result all share numbers described herein give effect to such reverse stock split. In connection with the merger, we underwent a significant change in management. As a condition of the merger agreement, certain of the existing directors of CancerVax resigned from the board of directors, and certain members of Micromet AG’s supervisory board were appointed to fill these resulting vacancies. Additionally, certain of the executive officers of CancerVax were terminated or left the Company following the completion of the merger, and the continuing executive team consisted almost exclusively of former management of Micromet AG. David Hale, CancerVax’s former president and chief executive officer, resigned these positions upon the effectiveness of the merger, but remained on the Company’s board of directors as its new chairman.

As a result of the management team of Micromet AG becoming the management team of the merged company, certain of the former executive officers of CancerVax were terminated without cause under the terms of their then-existing employment agreements. As a result of these terminations, the Company was obligated to pay:

•	twelve months of salary continuation payments at each affected executive’s monthly base salary, except for Mr. Hale who received eighteen months of salary continuation payments;

•	an amount equal to the average of the executive’s bonuses for the three years prior to the date of termination (prorated for the period of time served by the executive during 2006 for all executives other than Mr. Hale, whose bonus was not prorated);

•	costs associated with the executive’s continuation of health insurance under COBRA for twelve months;

•	life insurance benefits coverage to the extent the executive was receiving such benefits prior to the date of termination; and

•	costs for outplacement services, up to $15,000.

As a result of these provisions, Guy Gammon, CancerVax’s Vice President of Clinical Development, and Dennis Van Epps, CancerVax’s Vice President of Research, received amounts such that they were among the Company’s most highly compensated executive officers during 2006, despite the fact that they were not employed by us as executive officers as of December 31, 2006 or left the Company shortly after the closing of the merger. As a result, the compensation of Messrs. Gammon and Van Epps in respect of services by such officers to the Company in 2006 is reflected in the compensation tables below.

As noted above, in connection with the merger, David F. Hale resigned as president and chief executive officer of the Company, but remained on the board of directors, assuming the role of chairman. In connection with this transition and prior to the closing of the merger, CancerVax and Mr. Hale entered into an amendment to Mr. Hale’s then-existing employment agreement. Under the terms of the amendment, Mr. Hale’s resignation constituted a termination of employment without cause following a change in control, as a result of which the unvested portion of Mr. Hale’s stock awards (consisting of options to purchase 54,369 shares of common stock), excluding Mr. Hale’s stock option award granted to him on March 20, 2006, was automatically accelerated. In addition, under the terms of his amended employment agreement, Mr. Hale was requested by the Company and agreed to take a portion of his severance in the common stock of the Company at fair market value. Mr. Hale received severance payments as part of his termination, which were paid as follows:

•	On May 5, 2006, Mr. Hale received a cash payment of $227,200, plus 34,268 fully vested shares of the Company’s common stock (equal to $227,200 divided by $6.63, which was the closing price of the Company’s common stock on The NASDAQ National Market on the trading date immediately preceding the merger closing date, which price gives pro forma effect to the 1-for-3 reverse split effected on the merger closing date, of which 12,251 shares were withheld by the Company to satisfy tax withholding obligations); and

•	On January 4, 2007, Mr. Hale received a cash payment of $317,800, plus 83,400 fully vested shares of the Company’s common stock (equal to $250,200, divided by $3.00, which was the closing price of the Company’s common stock on The Nasdaq Global Market on the immediately preceding trading date).

As part of Mr. Hale’s severance arrangement, he is also entitled to continued health benefits and life insurance coverage at the Company’s expense through November 2007, and up to $15,000 in outplacement services. Mr. Hale’s compensation received from the Company in respect of his service to the Company during 2006 is reflected in the compensation tables below.

Two executive officers of CancerVax’s management terminated their employment with the Company at or shortly after the merger, but remained as consultants to the combined company for a period following the termination of their employment. William LaRue, CancerVax’s Senior Vice President and Chief Financial Officer, resigned his position with the company as of June 1, 2006. Hazel Aker, CancerVax’s Senior Vice President and General Counsel, resigned her position with the Company as of May 5, 2006 upon the closing of the merger. Each of Mr. LaRue and Ms. Aker served as a consultant to the combined company from the date of termination of their employment through August 15, 2006, and each was paid total compensation of $50,000 for consulting services. As Mr. LaRue served as CancerVax’s principal financial officer until the date of his termination, his compensation received from the Company in respect of his service to the Company during 2006 is reflected in the compensation tables below.

The merger also resulted in the Company assuming the existing compensation obligations of Micromet AG with respect to certain members of Micromet AG’s management team who became executive officers of the combined company in connection with the merger. With respect to Dr. Itin, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt, the Company negotiated revised terms of employment with these executive officers at or around the time of the merger. Additionally, as noted below, in connection with the merger, these members of Micromet AG’s management team also received stock options that were assumed by the combined company in the merger, becoming options to purchase stock of Micromet, Inc. These assumed options had exercise prices significantly below the trading price of the Company’s common stock immediately prior to the closing of the merger.

Role of Our Compensation Committee

Our compensation committee has the primary authority to determine our company’s compensation philosophy and approves and administers our executive compensation and benefit programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. In order to ensure a full and frank exchange of views by its members, the compensation committee maintains the practice of holding executive sessions, without management present, at each meeting of the committee. Since the closing of the merger in May 2006, our compensation committee has been comprised Messrs. Benjamin and Berriman, and Drs. Carter and Stampacchia. Mr. Benjamin serves as the committee’s chairman. Prior to the merger, CancerVax’s compensation committee consisted of Dr. Carter, as well as Drs. Royston and La Force. Drs. Royston and La Force resigned their positions as directors and compensation committee members of the Company upon the closing of the merger.

Our compensation committee reviews the performance of our executive officers, including the named executive officers, during the first quarter of each fiscal year, and when circumstances warrant, at times during the year. In connection with this review, the committee reviews and, where appropriate, adjusts base salaries of the executive officers, determines their incentive bonuses relating to performance during the prior year, and approves our management incentive compensation plan for the upcoming year, including targets and individual and corporate objectives for the year, which are then approved by the board of directors. The committee also periodically reviews equity holdings of the executive officers, including stock options, in order to determine whether such officers are appropriately incentivized and whether the grant of additional stock options is appropriate or warranted.

During 2006, the CancerVax board of directors approved a management incentive compensation plan for 2006, which was designed to reward CancerVax’s executive officers for the achievement of corporate objectives for 2006. In October 2006 our Compensation Committee ratified this incentive plan to be used for evaluating performance of our executive officers during 2006, including those officers of Micromet AG who became executive officers of the combined company. In February 2007, the compensation committee awarded bonuses under the management incentive compensation plan for 2006 and adopted a similar plan for 2007.

The compensation committee believes that it is important that the Company’s executive compensation packages remain competitive with other biopharmaceutical companies of a similar size and stage of clinical development as the Company. In this regard the committee engaged the services of Top Five Data Services, Inc. (“Top Five”), an independent compensation consulting firm. With the assistance of Top Five, the compensation committee developed a list of comparable biopharmaceutical companies that the compensation committee determined were similar to our Company in terms of nature of operations, stage of development, market capitalization or number of employees. Some of these comparable companies have product candidates with a similar therapeutic focus to ours. As part of the committee’s evaluation of our executive compensation during 2006, each element of the Company’s compensation program described below was compared, or benchmarked, with the compensation programs of this peer group of comparable companies. The committee, with the assistance of Top Five, also benchmarked the total cash-based compensation paid to our executive officers (including target bonuses under our management incentive compensation plan), as well as total compensation (including equity and all other components), with the executive compensation packages of these comparable companies. These comparisons are described below under “Elements of Our Executive Compensation Program.”

Data regarding compensation history and market comparisons for our Chief Executive Officer and each other named executive officer were provided by Top Five to the compensation committee. The chief executive officer made recommendations to the compensation committee relating to compensation for each of the other named executive officers, which the committee took under advisement in its compensation decisions, but the committee may accept or reject the chief executive officer’s recommendations in its sole discretion. Executive officers were not present at the time their compensation was discussed by the compensation committee.

Elements of Our Executive Compensation Program

As noted above and discussed more fully below, we utilize a mix of compensation elements to provide short-term and long-term incentives to our executives. The amount of each element of compensation for the named executive officers is determined by the compensation committee. These elements are described below. The committee’s policy for allocating between short-term and long-term compensation is designed to ensure adequate base compensation to attract and retain executive personnel, while providing incentives to maximize long-term value for the Company and its stockholders. The committee has no predetermined policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews historical and comparative information regarding current and long-term goals in order to determine the appropriate mix.

In order to specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our compensation committee has approved, and we have entered into, employment agreements with each of our executive officers. Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. Pursuant to the employment agreements, each executive officer is required to devote substantially all of his time and attention to our Company.

Short-term Compensation

We utilize short-term compensation in the form of base salary, annual adjustments to base salary and incentive-based bonuses payable in cash or equity, to attract and retain qualified and motivated executives and to reward our senior management for sustaining the high level of engagement and effort required to overcome near-term challenges and achieve near-term corporate goals.

Base Salary.  We strive to set an executive officer’s base salary at levels which are necessary to attract and retain qualified executives. Based on our compensation committee’s benchmarking procedures, we generally seek to set the base salaries of our executive officers at approximately the 50th percentile for comparable companies.

As a general matter, the base salary for each of our named executive officers is initially established through negotiation at the time the officer is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information for corresponding positions in comparable geographic locations. The committee also considers any unique personal circumstances that motivated the executive to leave his or her prior position and join our company. Each of our executive officers then executes an employment agreement that establishes the initial base salary. The employment agreements do not provide for automatic annual increases in salary; rather, the compensation committee annually reviews these base salaries and makes adjustments to the salaries of each named executive officer, taking into account seniority, experience, position and functional role, level of responsibility and the executive’s accomplishments against individual and corporate objectives. Salaries may also be reviewed throughout the year in the case of promotions or other significant changes in the executive’s responsibilities. We do not apply specific formulas to determine base salary increases.

During 2006, as a result of the merger between Micromet AG and CancerVax Corporation, the senior management of CancerVax was replaced in its entirety by the senior management of Micromet AG, whose salaries reflected local conditions and the circumstances of Micromet AG. Our executives who are located in Germany are paid in Euros (“€”). In this Compensation Discussion and Analysis, where we have converted Euros to U.S. Dollars, we have used an exchange rate of $1.3335 per Euro, which was the published rate from the OANDA Corporation currency database as of March 31, 2007.

Upon consummation of the merger, the compensation committee authorized the Company to continue paying base salaries in the same amounts as such individuals were receiving prior to the merger under their employment agreements with Micromet AG. These base salaries were €260,000, or approximately $346,700, for Dr. Itin, our President and Chief Executive Officer; €187,000, or approximately $249,900, for Gregor Mirow, our former Senior Vice President of Operations; €230,000, or approximately $306,700, for Dr. Baeuerle, our Senior Vice President and Chief Scientific Officer; and €180,000, or approximately $240,000, for Dr. Reinhardt, our Senior Vice President of Clinical Development. These base salaries had been established by the compensation committee of the supervisory board of Micromet AG based upon standards at comparable privately held German biotechnology companies. Due to German statutory legal requirements, Dr. Itin’s employment agreement with Micromet AG was terminated as of the effective date of the merger, and the combined company entered into a letter agreement with Dr. Itin under which we agreed to compensate Dr. Itin in the same manner as he was being compensated prior to the merger, until a new employment agreement could be finalized. In June 2006, following the merger, Dr. Itin, Dr. Baeuerle and Dr. Reinhardt entered into new employment agreements with the Company that superseded their employment agreements with Micromet AG. As part of these employment agreements, the base salaries for Dr. Itin, Mr. Mirow and Dr. Baeuerle were increased to €268,000, or approximately $357,400, for Dr. Itin; €190,000, or approximately $253,400, for Mr. Mirow; and €237,000, or approximately $316,000, for Dr. Baeuerle.

As indicated above, after the merger, the compensation committee engaged Top Five to conduct a survey of the compensation of executives in comparable companies, including base salary levels. After a review of the survey results the compensation committee made a base salary adjustment for Dr. Reinhardt, as the committee concluded that his base salary was significantly below the median base salary for executives in comparable positions at comparable companies. Dr. Reinhardt’s base salary was increased to €220,000, or approximately $293,400, effective as of October 1, 2006.

In July 2006, the Company hired Matthias Alder to serve as our Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Alder was a partner of the Company’s outside law firm, Cooley Godward Kronish LLP. Taking into account various factors, including Mr. Alder’s particular qualifications, his prior involvement and familiarity with the Company in his role as outside counsel, and his prior compensation as a partner of Cooley Godward Kronish LLP, the compensation committee set Mr. Alder’s initial base salary at $300,000 per year. As an incentive for Mr. Alder to join our company, the committee also agreed to make a supplemental payment of $100,000 for the six months ending December 31, 2006, in recognition of Mr. Alder’s decision to forfeit an expected bonus from his former law firm.

In October 2006, the Company hired Christopher Schnittker to serve as our Senior Vice President and Chief Financial Officer. Based upon the base salaries of chief financial officers of comparable companies, the compensation committee set Mr. Schnittker’s initial base salary at $230,000 per year.

Based on a review of information from Top Five, the compensation committee established base salaries for our named executive officers to be in effect until the next annual review by the committee. We expect these annual reviews to take place in the first few months of each year. The base salaries for 2007, retroactive to January 1, 2007 are €280,000, or approximately $373,400, for Dr. Itin; $230,000 for Mr. Schnittker; €248,000, or approximately $330,700, for Dr. Baeuerle; €230,000, or approximately $306,700, for Dr. Reinhardt; and $300,000 for Mr. Alder. There was no increase in the base salaries for Messrs. Schnittker or Alder, as each of them had joined the Company in the second half of 2006. The increases for Dr. Itin, Dr. Baeuerle and Dr. Reinhardt for 2007 were approximately 4%-5% over their base salaries as of the end of 2006, after taking into account their contributions during 2006, their importance to the Company’s development programs and compensation levels of similarly situated companies. In December 2006, Mr. Mirow entered into a separation agreement with the Company, and he terminated his employment with the Company effective in March 2007. In light of Mr. Mirow’s imminent separation, at the time base salaries were determined for 2007, he did not receive a base salary increase for 2007.

Management Incentive Compensation Plan.  The compensation committee intends that a significant percentage of each executive officer’s total short-term compensation be made contingent upon the Company’s performance as well as upon his or her level of performance and contribution toward the Company’s performance. With this component of our overall compensation program, we aim to incentivize our executives to strive for exceptional performance and the achievement of short-term corporate goals. We generally seek to set targets for this short-term incentive compensation at levels that, when combined with the executive’s base salary, will cause the total cash compensation target for the year to be close to the median levels for total short-term cash compensation of executives in similar positions at comparable companies.

The compensation committee establishes an annual management incentive compensation plan, approved by our board of directors, under which our management and other key employees, may be eligible to receive annual performance bonuses. The annual performance bonuses for participants in this plan are based on the achievement of corporate goals and, except for our chief executive officer, individual goals. Under this plan, incentive bonuses may be paid in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the compensation committee, subject to the approval of the board of directors. For 2006, all such payments were made in cash.

Prior to the merger, the CancerVax board of directors had approved the 2006 management incentive compensation plan. However, in light of the changes in the composition of the board of directors the compensation committee and the executive management of the combined company following the merger, in October 2006, the compensation committee of the combined company ratified the 2006 management incentive compensation plan and determined that the executive officers of Micromet AG who became executive officers of the combined company would be eligible to participate in the plan for 2006. In February 2007, the compensation committee adopted a similar management incentive compensation plan for 2007.

Generally, in order to be eligible to participate in the management incentive compensation plan, an executive officer must have been employed by the Company for at least three months prior to the end of the year, and must have received certain minimum performance review ratings. In order to establish the corporate goals for a given year, the chief executive officer presents to the compensation committee for approval a list of the overall corporate objectives for the coming year, which are subject to final approval by the board. The chief executive officer, in consultation with the other executive officers participating in the incentive plan, then develops a list of key individual objectives for each of these executive officers. All executive officers participating in the management incentive compensation plan then develop a list of key individual objectives, which must be approved by the chief executive officer. Similar to the establishment of the objectives, the compensation committee pursues a participatory process by which each executive officer provides input with respect to whether he believes that the objectives have been achieved.

Under the plan, each year the compensation committee designates for each executive officer a target bonus amount, expressed as a percentage of his salary. If an executive is not employed for the full year, his or her incentive compensation will be prorated. For 2006, the target bonus percentage for Dr. Itin, our chief executive officer, was 50% of his base salary, and for each of Mr. Alder, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt, the other named executive officers who were employed by the Company at the end of the year and therefore participated in the incentive plan, the target bonus was 35% of base salary. Mr. Schnittker did not participate in the incentive plan for 2006, as he was not employed by the Company for at least three months prior to the end of the year. The 2007 incentive plan includes the same target bonus percentages for the above individuals (excluding Mr. Mirow, whose employment terminated in March 2007) as 2006, and Mr. Schnittker’s target is also 35% of his base salary for 2007.

The calculation of the incentive bonus to be paid to our chief executive officer is entirely dependent upon the achievement of our corporate performance goals. The corporate performance goals for 2006 included the closing of certain corporate transactions, financial goals, investor relations goals, the hiring of certain key personnel, the achievement of regulatory milestones in our clinical programs, and the achievement of certain results in our research programs. The 2007 corporate performance goals established by the compensation committee include the closing of certain corporate transactions, share price performance goals, investor relations goals, the hiring of certain key personnel, the achievement of regulatory milestones in our clinical programs, and the achievement of certain results in our research programs. With respect to 2006, the corporate performance goals were generally designed to be achievable given effective performance of the executive officers and the Company. With respect to 2007, the corporate performance goals have generally been designed to be achievable given the effective performance of the executive officers and the Company, but also include a target amount for revenues to be generated from research and development collaborations with third parties that will require extraordinary efforts and a confluence of favorable circumstances in order to be achieved.

For other executive officers, other than the chief executive officer, the calculation of the incentive bonus depends upon the achievement of both corporate and individual goals. The individual goals vary between executive officers based upon each executive officer’s job responsibilities, but they are generally designed to provide incentives for the officer to help the Company achieve its corporate goals. For 2006, the incentive bonus for each of our executive officers other than the chief executive officer was based 75% on the achievement of corporate goals and 25% on the achievement of individual goals. For 2007, the incentive plan approved by the compensation committee provides for the same weighting of corporate and individual goals.

When evaluating achievement of both corporate and individual goals, the compensation committee places performance into one of four categories: performance met or exceeded objectives or was excellent in view of prevailing conditions; performance generally met the year’s objectives or was very acceptable in view of prevailing conditions; performance met some, but not all, objectives; and performance was not acceptable in view of prevailing conditions. Each of these categories results in a range of multipliers to the target amount of the executive officers’ bonus that is applicable to the individual’s corporate and, except in the case of the chief executive officer, individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2006 and 2007, the ranges for the four categories were and are 75% to 150%, 50% to 75%, 25% to 50%, and 0%, respectively. As a result, payments under this incentive compensation plan could range from zero to 150% of the respective target bonuses. Additionally, our compensation committee retains the discretion to award additional bonuses outside of the scope of the management incentive compensation plan in extraordinary circumstances, although the committee did not do so for 2006.

In February 2007, the compensation committee awarded incentive compensation to our eligible named executive officers relating to 2006 performance. For all participants, the committee concluded that approximately 73% of the Company’s corporate objectives for 2006 had been accomplished, and therefore that percentage was used as the multiplier for the portion of each executive’s target bonus that was attributable to corporate objectives. Total payments under the incentive plan were calculated as set forth in the following table, and information relating to these awards has also been included in the “Grants of Plan-Based Awards in Fiscal 2006” table contained elsewhere in this proxy statement:

	Target Bonus (Base	Portion of Target	Portion of Target	Percentage	Percentage
	Salary times 50%	Attributable to	Attributable to	Multiplier for	Multiplier for
	for CEO and 35% for	Corporate	Individual	Corporate	Individual	Total
Name	other officers)	Objectives	Objectives	Objectives	Objectives	Award

Christian Itin	$174,200	100%	0%	73%	N/A	$130,000
Gregor Mirow	$ 86,450	75%	25%	73%	80%	$50,000
Matthias Alder	$ 52,500(prorated)	75%	25%	73%	90%	$40,000
Patrick Baeuerle	$107,835	75%	25%	73%	92.5%	$85,000
Carsten Reinhardt	$ 86,450	75%	25%	73%	86.5%	$70,000

Long-term Compensation

We believe that long-term compensation is an important component of our overall executive compensation package, as it is intended to incentivize our executives to pursue the creation of long term stockholder value. In addition, because of the long development cycles of product candidates in our industry, we believe that there can be significant long-term rewards for executives who remain with our company over a longer period of time. Based on our compensation committee’s benchmarking, we seek to establish levels of option grants as part of our long-term compensation philosophy that provide for potential stock ownership levels around the 50th percentile of companies in our peer group, without taking into account any stock ownership outside of the context of equity awards under our equity incentive plan. This benchmarking is individually tailored, however, by our compensation committee, such that the projected stock ownership for some executives receiving high performance ratings are between the 50th and 75th percentiles for our peer group.

At present, our long-term compensation consists solely of stock options. Our 2003 equity incentive award plan also allows us to provide other types of equity awards to our executive officers, but our compensation committee does not currently anticipate granting any types of equity awards other than stock options to our executive officers. In addition, prior to the merger with Micromet AG, CancerVax Corporation maintained an employee stock purchase plan, which was available for all employees, although this plan is not currently in use by the Company.

The compensation committee believes that grants of stock options to our executive officers will allow the Company to:

•	further align interests between the executive and our stockholders; and

•	maintain competitive levels of total compensation by providing an opportunity for increased equity ownership.

The Company’s executive officers, along with all of the Company’s other employees, are eligible to participate in the Company’s 2003 equity incentive award plan. Stock option grant levels are determined based on data from a comparable group of companies gathered by, and recommendations made by, Top Five. Option grants vary among executive officers based on their positions and performance and are not granted automatically to our executives on an annual basis. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. In addition, the compensation committee considers the competitive conditions applicable to the executive officer’s specific position. We believe this strategy is consistent with the approach of other development stage companies in our industry and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

We believe that option-based compensation encourages retention of our executive officers, as the awards are generally designed to vest over time, usually four years for new hires, with one-fourth of the number of shares vesting on the first anniversary of the date of hire, and the remainder vesting in equal monthly installments thereafter. In November 2006, the compensation committee approved a new form of stock option agreement, which changed the vesting schedule with respect to options granted to existing employees (as opposed to new hires) to monthly vesting in equal installments over a three-year period from the date of grant. The committee was of the opinion that this change to the vesting schedule would improve the incentive set with stock option grants, as employees would see an immediate impact of the stock option grant rather than only after a one year waiting period. Stock options generally have a term of ten years from the date of grant, and prior to exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights. We generally do not permit the early exercise of stock options prior to vesting.

Our 2003 equity incentive award plan initially defined the exercise price of our stock options to be the closing price of our common stock on the NASDAQ Global Market on the trading day immediately prior to the grant date. In November 2006, our compensation committee established a process for the grant of future stock options to existing and newly hired executives and employees pursuant to which the grant will become effective on the first day of the month following the decision of the compensation committee to make the option grant, with the exercise price to be the closing price of our common stock on the last trading day preceding the effective date of the grant. This procedure provides transparency to our employees and our investors, and is followed rigorously to ensure that the exercise price of our options will not be subject to concerns that backdating of the options may have occurred at the time of grant. Our compensation committee does not have any plan or practice to coordinate stock option grants with the release by the Company of material nonpublic information or any other investor relations activities. Stock options are generally approved at meetings of the compensation committee rather than the full board of directors.

We do not have any security ownership guidelines or requirements for our executive officers. The tables, elsewhere in this proxy statement entitled “Grants of Plan-Based Awards in Fiscal 2006” and “Outstanding Equity Awards at December 31, 2006” summarize the option awards made to our named executive officers in 2006 and the stock option holdings of our named executive officers as of December 31, 2006. For those named executive officers who were employed by CancerVax prior to the merger with Micromet AG, namely Messrs. Hale, LaRue, Gammon and Van Epps, such individuals were awarded stock options by the former CancerVax compensation committee. For Messrs. Alder and Schnittker, who joined the Company after the merger, their option grants made in connection with the commencement of their employment were determined by our compensation committee in accordance with the objectives and criteria described above.

For those named executive officers who were previously the executive officers of Micromet AG, namely Dr. Itin, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt, such individuals had previously been holders of options to purchase shares of capital stock of Micromet AG. As part of the business discussions between CancerVax and Micromet relating to the merger, it was agreed by the parties that options to purchase Micromet AG capital stock would not be assumed in the merger. In an effort to incentivize the individuals who would constitute the new executive management team of the combined company following the merger, the parties to the merger agreed that these individuals would be granted options to purchase shares of common stock of Micromet Holdings, Inc., a newly-established parent company of Micromet AG that was the constituent party to the merger with CancerVax. These named executive officers received options on April 24, 2006 that were assumed by the Company as a result of the merger. The share numbers for these option grants in the “Grants of Plan-Based Awards in Fiscal 2006” table below reflect the agreed-upon exchange ratio in the merger. The effective exercise price for these stock options was set at 25% of the closing price of CancerVax common stock on the trading date immediately preceding the closing date of the merger. The parties to the merger agreed to this discounted exercise price after taking into account that these officers would forfeit options to purchase Micromet AG capital stock.

Of the shares of our common stock underlying the options issued to Dr. Itin, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt at the time of the merger, 50% of such shares were immediately vested upon grant, with the remaining 50% vesting over two years, or through April 2008. This shortened vesting period, when compared with the Company’s standard vesting schedule described above, was intended to recognize the prior service of these individuals while employed by Micromet AG, while also providing an incentive for such executive officers to remain with the Company. While the aggregate number of shares underlying these assumed Micromet Holdings, Inc. stock options was negotiated by CancerVax and Micromet AG as part of the merger discussions, the allocation of these options among the individual executive officers was determined by the compensation committee of the supervisory board of Micromet AG and the recommendations of Dr. Itin as the chief executive officer of Micromet AG. The allocation took into account each recipient’s seniority with Micromet AG and the options which they forfeited as a result of the merger.

In determining the stock option grants to be recommended for grant to our executive officers in 2007, the compensation committee evaluated each executive’s current stock option holdings and potential ownership percentage of the Company on an as-exercised basis. Assuming a scheduled increase in the number of shares authorized for issuance under our 2003 equity incentive award plan in June 2007, the compensation committee then approved new grants of stock options that, when added to the executive’s existing option holdings, would result in total holdings near the 25th percentile for our peer group.

The options approved for grant by our compensation committee in February 2007 will not take effect until such time as the share reserve under our 2003 equity incentive award plan is sufficiently large in order to accommodate such grants, either as a result of the reversion of previously granted and forfeited options to the plan or of the replenishment of our share reserve in June 2007 in accordance with the terms of the plan. The exercise price of all such grants will be equal to the closing price of our common stock on the last trading day preceding the grant date, and all such options will vest over a three-year period in equal monthly installments. The share amounts approved for option grants were 750,000 shares for Dr. Itin, 300,000 shares for Dr. Baeuerle, 100,000 shares for Dr. Reinhardt, 50,000 shares for Mr. Alder and 25,000 shares for Mr. Schnittker.

Other Benefits.  In order to attract and retain talented professionals, we provide our US-based executive officers the following standard benefits:

•	Medical, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability insurance;

•	Personal paid time off and other paid holidays; and

•	A 401(k) defined contribution plan. The Company does not make matching contributions to the 401(k) plan.

To our Germany-based named executive officers, we make cash payments in amounts comparable to those that Micromet AG is making under government-mandated social security and health insurance benefits programs for its employees in Germany. In addition, we hold a group accident insurance policy that covers those executives in the event of accident-related disability or death.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, nor do we provide any nonqualified defined contribution plans or other deferred compensation plans.

Perquisites.  We also limit the perquisites that we make available to our executive officers. Prior to the merger with CancerVax, Mr. Hale received an automobile allowance of $1,000 per month, which was eliminated upon the closing of the merger. Under the terms of their employment agreements, the Company is required to reimburse each of Messrs. Alder and Schnittker for the cost of accidental death and dismemberment, long-term care and life insurance in place at the time they joined the Company. With respect to Mr. Schnittker, the Company has agreed to pay all of Mr. Schnittker’s reasonable expenses in connection with his relocation to the Washington, DC area as a result of the relocation of the Company’s executive offices in April 2007. In addition, the Company has agreed to reimburse Mr. Schnittker for up to $25,000 in mortgage payments incurred while attempting to sell his current residence after his relocation to the Washington, DC area.

As noted above, Mr. Hale resigned his position as president and chief executive officer of the Company upon the closing of the merger with Micromet AG but remains as the chairman of the Company’s board of directors. In October 2006, our compensation committee approved, and the Company entered into, an agreement with Mr. Hale to reimburse him for 50% of the current annual salary of his executive assistant, or $38,000 per year. Due to the amount of time spent by Mr. Hale on Company matters as its chairman, the committee believed that it was appropriate to reimburse this expense. This agreement was given retroactive effect to the closing of the merger in May 2006 and will continue in effect during such time as Mr. Hale continues to serve as the chairman of the Company’s board of directors. Mr. Hale’s executive assistant is not employed by the Company, and the Company is not responsible for the payment of any employee benefits to Mr. Hale’s executive assistant or for the withholding of any payroll or other taxes on the reimbursements paid to Mr. Hale. The compensation committee will review this agreement on an annual basis.

Change of Control and Termination Protection

We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change of control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interest of our stockholders. As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations and licensing transactions, as well as other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. We desire to encourage our management team to act in the best interests of our stockholders, even though their employment with the Company could be terminated as a result of the transaction. As a result of these considerations by our compensation committee, the employment agreements with our executive officers provide for severance benefits to be paid if the executives are terminated under certain conditions, as well as benefits in connection with a change in control of the Company.

Our employment agreements with our executive officers provide each executive with certain severance benefits in the event his employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability of the executive. Specifically, in the event of such a termination, the executive officer will receive, conditioned upon the receipt by the Company of a general release of claims, the following benefits:

•	any accrued but unpaid base salary as of the date of termination;

•	an amount that is the greater of (a) twelve months of salary continuation payments (or eighteen months for Dr. Itin upon termination in connection with a change of control) or (b) the benefits under any other severance benefit plan of the Company applicable to the executive officer;

•	an amount equal to the average of the executive officer’s bonuses for the three years prior to the date of termination (which bonus will be prorated for the period of time served by the executive during the year of termination, except if the termination is within six months prior to or twelve months following a change of control, in which case such bonus will not be prorated; in addition, Dr. Itin’s bonus would not be prorated in any event);

•	costs associated with the executive’s continuation of health insurance under COBRA for twelve months (or eighteen months for Dr. Itin upon termination in connection with a change of control);

•	life insurance benefits coverage to the extent the executive was receiving such benefits prior to the date of termination; and

•	costs for outplacement services, up to $15,000.

In addition, in the event of the death of an executive officer, the officer’s estate will be entitled to receive accrued but unpaid base salary through the date of death, plus any other amounts to which the officer was entitled under any bonus or compensation plan or practice of the Company at the time of the executive’s death; twelve months of salary continuation payments; an amount equal to the officer’s bonus for the year in which the death occurs, payable over the twelve month period commencing on the date of death; and costs associated with the continuation of health insurance for the executive’s dependents under COBRA for twelve months.

In addition to the foregoing benefits, if the executive officer’s employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional twelve months will immediately vest on the date of termination.

In the event of a change of control of the Company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control. Further, if the executive officer’s employment is terminated by us other than for cause, or if the executive resigns for good reason, within six months prior to or twelve months following a change of control, all of the officer’s remaining unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. For Dr. Itin only, in the event of a change of control any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if he is employed by the Company at that time.

For purposes of the employment agreements, “cause” generally means the executive’s material breach of the executive’s employment agreement or any other written agreement between the executive and the Company; the executive’s gross negligence or willful misconduct in the performance of his duties; the executive’s commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on the Company; the executive’s conviction of, or plea of guilty or no contest to, a felony; conduct by the executive which in the good faith and reasonable determination of the board of directors demonstrates gross unfitness of the executive to serve; the executive’s failure to attempt in good faith to implement a clear and reasonable directive of the board of directors after written notice of such failure, and failure by the executive to cure the same within fifteen business days after receipt of such notice; persistent unsatisfactory performance of the executive’s job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure, if deemed curable; or executive’s breach of his fiduciary duty to the Company. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” generally means the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position; a reduction in the executive’s base salary; a relocation of the executive’s place of employment to a location outside the metropolitan area in which the executive works (or, for United States executives, in excess of fifty miles from the Company’s executive offices), except for required travel on company business; any material breach by us of the executive’s employment after written notice of such breach and failure by us to cure the breach within fifteen business days after receipt of such notice; any purported termination of the executive’s employment for cause by the Company that is not in accordance with the definition of cause set forth in the employment agreement; any failure to pay the executive the earned bonus for any period under any management incentive compensation plan adopted by the Company, if a majority of other officers of the Company have been paid bonuses for such period under such plan; or any failure by the Company to obtain the assumption of the executive’s employment agreement by any successor or assignee of the Company.

In December 2006, the Company and Gregor Mirow agreed to a separation agreement, and Mr. Mirow departed the Company in March 2007. Mr. Mirow was deemed to have been terminated without cause under his employment agreement, and accordingly, he was entitled to the severance benefits described above and the acceleration of vesting of all of his stock options. His twelve months of salary continuation was paid as a lump sum payment of approximately $277,000 on the termination date.

As described above, in connection with the merger between CancerVax and Micromet AG, a number of members of the executive team of CancerVax were terminated without cause or terminated their employment with CancerVax for good reason. These CancerVax executive officers had employment agreements with CancerVax that provided for severance benefits similar to those described above and currently in place for the Company. As a result, the Company was required to make salary continuation payments and prorated bonus payments to such officers, including Messrs. Hale, Gammon and Van Epps, described above and in the compensation tables below.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels consistent with those described above, with the opportunity to earn above-market pay for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance, individual performance, and the progress toward executing our long-term corporate strategy. For 2006, the total compensation paid to the named executive officers who were serving as our executive officers at the end of 2006 fell at or near the median of total compensation paid to executives holding equivalent positions in our comparable group of companies. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and the progress towards achieving our long-term strategic goals. We also believe that the total compensation was reasonable in the aggregate.

In light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus) tied to corporate and individual performance objectives, long-term equity-based incentive compensation, and the other benefits described above. The 2007 base salaries and incentive compensation levels have been established to result in total compensation to our named executive officers within a range of compensation paid to executives holding equivalent positions in our comparable group of companies. The competitive posture of our total annual compensation versus the market benchmarks will vary from year to year based on corporate and individual performance, as well as the performance of the comparable group companies and their respective levels of annual performance bonus awards made to their executive officers.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to the stage of our corporate development. Accordingly, the specific direction, emphasis and components of our executive compensation program continue to evolve in parallel with the evolution of our corporate and business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Impact of Financial Accounting and Tax Considerations on Compensation Decisions

As described in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2006, beginning in 2006, we account for stock-based compensation provided to our employees in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). SFAS No. 123(R) requires us to estimate the fair value of stock-based compensation at the time of the award and record that value as an expense over the vesting period of the award. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our compensation decisions. We structure cash incentive compensation so that it is taxable to our executive officers at the time it is paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the recipient. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Internal Revenue Code, or the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Limitations on deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2007 will exceed that limit. In addition, our 2003 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, (i) all persons who served as the Company’s principal executive officer during fiscal 2006, (ii) all persons who served as the Company’s principal financial officer in fiscal 2006, (iii) its three other most highly compensated executive officers at December 31, 2006 and (iv) two additional officers whose employment ended in 2006 and are included because their compensation exceeds that of other named executive officers. For amounts payable in Euros we have used an exchange rate of $1.3335 per Euro, which was the published rate from the OANDA Corporation currency database as of March 31, 2007.

Summary Compensation Table for Fiscal 2006

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)($)	Awards(9)($)	Compensation(10)($)	Compensation($)		Total(14)

Christian Itin	2006	357,378	754,964	130,000	16,888	(15)	1,259,230
President and Chief Executive Officer(2)
David F. Hale	2006	242,155	1,283,441	—	1,174,113	(11)	2,699,709
Former Chief Executive Officer(5)
Christopher Schnittker	2006	51,142	12,141	—	—		63,283
Senior Vice President, and Chief Financial Officer(3)
Gregor K. Mirow	2006	253,365	505,991	50,000	14,347	(15)	823,703
Senior Vice President, Operations and Former Acting Chief Financial Officer(2)
William R. LaRue	2006	133,051	373,602	—	50,000		556,653
Former Chief Financial Officer(6)
Patrick A. Baeuerle	2006	316,040	603,165	85,000	16,724	(15)	1,020,929
Senior Vice President and Chief Scientific Officer(2)
Carsten Reinhardt	2006	293,370	196,382	70,000	11,873	(15)	571,625
Senior Vice President, Clinical Development(2)
Matthias Alder	2006	148,682	71,132	40,000	100,000	(16)	359,814
Senior Vice President and General Counsel(4)
Guy Gammon, M.B., B.Sc.,	2006	150,960	358,147	—	294,552	(12)	803,659
M.R.C.P. (U.K.) Former Vice President, Clinical Development(7)
Dennis Van Epps, Ph.D.	2006	90,205	327,840	—	240,255	(13)	658,300
Former Vice President, Research(8)

(1)	Amounts in this column reflect base salary for each of the named executive officers earned in 2006. Amounts in this column also include any salary contributed by the named executive officer to our 401(k) plan during the period for which they were employed by the Company.

(2)	With respect to Drs. Itin, Baeuerle and Reinhardt, and Mr. Mirow, each of such individuals became an employee of the Company on May 5, 2006, in connection with the merger between CancerVax and Micromet AG. Prior to such date, these individuals were employees of Micromet AG, and their compensation as officers of that entity from January 1, 2006 to May 4, 2006 has not been included in this table. For information concerning these individuals’ base salaries for 2006 and 2007, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Mr. Schnittker became our Senior Vice President and Chief Financial Officer on October 10, 2006. For information concerning his base salary for 2006 and 2007, see the Compensation Discussion and Analysis section of this proxy statement.

(4)	Mr. Alder became our Senior Vice President, General Counsel and Corporate Secretary on July 1, 2006. For information concerning his base salary for 2006 and 2007, see the Compensation Discussion and Analysis section of this proxy statement.

(5)	Mr. Hale’s employment with the Company as its chief executive officer was terminated on May 5, 2006 in connection with the merger with Micromet AG. Upon the consummation of the merger, Mr. Hale remained on the board of directors of the Company and assumed the position of chairman of the board.

Mr. Hale’s termination of employment with the Company was deemed to be other than for “cause” in connection with a “change of control” of the Company. Under Mr. Hale’s employment agreement with the Company, as amended, he was entitled to receive his base salary in effect immediately prior to the date of termination for the eighteen month period following the date of termination, plus an amount equal to his average bonus for the years 2003 to 2005. In connection with the merger, Mr. Hale was asked by the Company and agreed to take a portion of his severance in shares of the Company’s stock at fair market value. In this regard, Mr. Hale has received the following severance payments: (i) a cash payment of $227,200, on May 5, 2006, (ii) a number of shares of the Company’s common stock equal to $227,200 divided by the closing price of the Company’s common stock on The NASDAQ National Market, on May 4, 2006, which was $6.63 per share after giving prospective effect to the 1-for-3 reverse merger on May 5, 2006, (iii) a cash payment of $317,800 on January 4, 2007, (iv) a number of shares of the Company’s common stock on January 4, 2007 equal to $250,200 divided by the closing price of the Company’s common stock on December 29, 2006, which was $3.00 per share. In addition, under his employment agreement, Mr. Hale was entitled to receive (i) reimbursement of health insurance premiums for up to 18 months, (ii) life insurance benefits through February 2007 and (iii) up to $15,000 in costs for outplacement services until March 2007. For the shares issued to Mr. Hale in May 2006, the Company withheld 12,251 shares (at a value of $6.63 per share) from the gross number of 34,268 shares that would have otherwise been payable to Mr. Hale, in order to satisfy tax withholding obligations.

In addition, under our non-employee director compensation policy, Mr. Hale also was entitled to receive (i) an annual retainer of $85,000 per year for service as chairman of the board, (ii) a retainer of $4,000 per quarter for service as a director and (iii) a fee of $1,500 per board meeting attended. In accordance with the Company’s non-employee director compensation policy adopted at the time of the merger, for the first year following the merger, fees paid to Mr. Hale in accordance with his service as chairman are to be paid in shares of the Company’s common stock rather than in cash. During 2006, Mr. Hale earned $85,000 in chairman retainer fees, $10,666 in director service fees and $10,500 in fees for attendance at board meetings. This total of $106,166 was paid in shares of the Company’s common stock valued at the closing price of the Company’s common stock on the trading date immediately preceding the date of payment. For the shares issued to Mr. Hale in consideration of his chairman retainer fees, the Company withheld 4,273 shares (at a value of $6.63 per share) from the gross number of shares that would have otherwise been payable to Mr. Hale, in order to satisfy tax withholding obligations.

Of the options which Mr. Hale holds, 214,477 options have exercise prices between $8.46 and $9.90, per share and 91,566 options have exercise prices between $23.79 and $36.00, per share.

In October 2006, our compensation committee approved, and the Company entered into, an agreement with Mr. Hale to reimburse him for 50% of the current annual salary of his executive assistant, or $38,000 per year. This agreement was given retroactive effect to the closing of the merger in May 2006 and will continue in effect during such time as Mr. Hale continues to serve as the chairman of the board of directors. Mr. Hale’s executive assistant is not employed by the Company, and the Company is not responsible for the payment of any employee benefits to Mr. Hale’s executive assistant or for the withholding of any payroll or other taxes on the reimbursements paid to Mr. Hale. The compensation committee will review the agreement on an annual basis.

(6)	Mr. LaRue’s employment with the Company was terminated effective June 1, 2006. Mr. LaRue provided consulting services to the Company from June 1, 2006 until August 15, 2006 in exchange for fixed compensation in the amount of $50,000, which is reflected in the “Other Compensation” column.

(7)	Dr. Gammon’s employment with the Company was terminated effective July 14, 2006, and the amount reflected in the “Salary” column represents base salary earned through that date. Under the terms of

Dr. Gammon’s employment agreement, his termination was deemed to be other than for cause, and as a result Dr. Gammon was entitled to receive (i) twelve months of salary continuation payments, (ii) a prorated bonus equal to the average of his bonus for the three prior years multiplied by the portion of 2006 during which Dr. Gammon provided services to the Company, (iii) reimbursement of twelve months of health insurance premiums, and (iv) up to $15,000 in costs for outplacement services. This total severance compensation is included in the “Other Compensation” column.

(8)	Dr. Van Epps’s employment with the Company was terminated effective April 15, 2006, and the amount reflected in the “Salary” column represents base salary earned through that date. Under the terms of Dr. Van Epps’s employment agreement, his termination was deemed to be other than for cause, and as a result Dr. Van Epps was entitled to receive (i) twelve months of salary continuation payments, (ii) a prorated bonus equal to the average of his bonus for the three prior years multiplied by the portion of 2006 during which Dr. Van Epps provided services to the Company, (iii) reimbursement of twelve months of health insurance premiums, and (iv) up to $15,000 in costs for outplacement services. This total severance compensation is included in the “Other Compensation” column.

(9)	Amounts in this column represent the compensation costs incurred by the Company during 2006 related to stock options held by the named executive officer, rather than an amount paid to or realized by the named executive officer. These amounts were calculated utilizing the provisions of SFAS No. 123(R), using a Black-Scholes pricing model and assuming no forfeiture of awards granted to the named executive officers. For additional information regarding assumptions made by the Company in valuing equity awards under SFAS 123(R), see Notes 3 and 15 to the Company’s consolidated financial statements for the year ended December 31, 2006 and Note 1 to CancerVax Corporation’s consolidated financial statements for the year ended December 31, 2005.

(10)	Amounts in this column consist of the total performance-based compensation earned by the named executive officers under the Company’s 2006 Management Incentive Bonus Plan for service rendered in fiscal year 2006, which amounts were awarded in February 2007. A presentation of the potential incentive compensation for 2006 for each of the named executive officers is set forth in the “Grants of Plan-Based Awards in Fiscal 2006” table below, and a discussion of the methodology by which the awards under the 2006 Management Incentive Compensation Plan were determined is set forth in the “Compensation Discussion and Analysis” section of this proxy statement.

(11)	Amounts in this column are comprised of the following: (i) $106,166 in director fees as described in footnote (5) above, paid in shares of the Company’s common stock at fair market value; (ii) severance benefits of $1,022,400, of which $545,000 was paid in cash and $477,400 was paid in shares of the Company’s common stock as described in footnote (5) above; (iii) $7,462 for health insurance premiums paid on behalf of Mr. Hale as described in footnote (5) above; (iv) $4,231 for an auto allowance, which Mr. Hale was paid prior to the merger, through May 2006; (v) $9,029 for life insurance premiums accrued on Mr. Hale’s behalf in 2006 and that will be paid by the Company in 2007 and (vi) $24,825 for reimbursement of 50% of the salary of Mr. Hale’s administrative assistant for the period of May 5, 2006 through December 31, 2006 as described in footnote (5) above.

(12)	Represents severance benefits as described in footnote (7) above of $236,250 in salary continuation payments, of which $108,281 was paid in 2006 and $127,969 was accrued in 2006 and will be paid in 2007, $32,070 as a prorated bonus, as determined in accordance with the officer’s employment agreement, $11,232 for health insurance premiums paid on behalf of Dr. Gammon and $15,000 for executive outplacement services paid on behalf of Dr. Gammon.

(13)	Represents severance benefits as described in footnote (8) above of $223,000 in salary continuation payments, all of which was paid in 2006, and $17,255 as a prorated bonus, as determined in accordance with the officer’s employment agreement. No further severance benefits remain to be paid.

(14)	The dollar values in this column for each named executive officer represent the sum of all compensation referenced in the preceding columns.

(15)	Amounts are comprised of payments made from May to December by the Company to the executive officer in lieu of payments on the officer’s behalf into the state pension, unemployment and health insurance system.

Also includes premiums paid by the Company on the officer’s behalf for accidental death and disability insurance.

(16)	Represents a transition payment for 2006 only.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding minimum target and maximum cash bonuses that could have been earned in 2006 under our 2006 Management Incentive Compensation Plan for each of the named executive officers, as well as each stock option granted to each named executive officer during 2006.

Grants of Plan-Based Awards in Fiscal 2006

								All Other
								Option Awards:
		Estimated Future Payouts						Number of				Grant Date
		Under Non-Equity						Securities		Exercise or		Fair Value
		Incentive Plan Awards(1)						Underlying		Base Price of		of Stock and
		Threshold		Target		Maximum		Options		Option Awards		Option Awards
Name	Grant Date	($)(5)		($)(2)		($)(4)		(#)		($/Sh)		($)(12)

Christian Itin	5/5/06							340,772	(6)	1.66	(6)	1,124,514
	10/3/06	43,550		174,200		261,300
David Hale	3/20/06	—		—		—		33,333	(7)	8.61	(7)	194,985
	5/5/06							70,000	(8)	6.63	(8)	319,179
Christopher Schnittker	11/13/06	—		—		—		200,000	(9)	2.60	(9)	369,280
Gregor Mirow	5/5/06							228,391	(6)	1.66	(6)	753,667
	10/3/06	5,403		86,450		129,675
William LaRue	3/27/06	—		—		—		20,000	(10)	8.70	(10)	45,012
Patrick Baeuerle	5/5/06							272,253	(6)	1.66	(6)	898,408
	10/3/06	6,740		107,835		161,753
Carsten Reinhardt	5/5/06							79,936	(6)	1.66	(6)	263,781
	10/3/06							170,064	(11)	2.62	(11)	316,421
	10/3/06	5,403		86,450		129,675
Matthias Alder	7/27/06							250,000	(11)	3.70	(11)	661,585
	10/3/06	3,281	(3)	52,500	(3)	78,750	(3)
Guy Gammon	3/27/06	—		—		—		16,667	(10)	8.70	(10)	38,042
Dennis Van Epps	3/27/06	—		—		—		16,667	(10)	8.70	(10)	38,042

(1)	Our 2006 Management Incentive Plan is administered by our compensation committee to reward certain key employees of the Company, including the named executive officers. The operation of the incentive compensation plan is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement. Actual amounts that were paid to our named executive officers under the 2006 management incentive compensation plan are disclosed in the Summary Compensation Table for 2006 under the column “Non-Equity Incentive Plan Compensation.”

(2)	The Management Incentive Compensation Plan approved by the compensation committee establishes a target bonus amount, expressed as a percentage of the salary of the participating executive officers. For 2006, the target bonus percentage for Dr. Itin, our chief executive officer, was 50% of his base salary, and for each of Mr. Alder, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt, the other named executive officers who were employed by the Company at the end of 2006 and therefore participated in the incentive plan, the target bonus was 35% of his base salary. Mr. Schnittker did not participate in the incentive plan for 2006, as he was not employed by the Company for at least three months prior to the end of the year. Messrs. Hale, LaRue, Gammon and Van Epps did not participate in the incentive plan for 2006, as they terminated their employment with the Company during the year.

For executive officers other than the chief executive officer, the calculation of the incentive bonus depends upon the achievement of both corporate and individual goals. For 2006, the incentive bonus for each of our executive officers other than the chief executive officer was based 75% on the achievement of corporate goals and 25% on the achievement of individual goals, while the incentive bonus for the chief executive officer was based 100% on the achievement of corporate goals.

(3)	The amounts of Mr. Alder’s threshold, target and maximum payouts under the incentive compensation plan were prorated, as he was not employed by the Company until July 2006.

(4)	When evaluating achievement of both corporate and individual goals, the compensation committee placed performance into one of four categories: excellent; very acceptable; performance met some, but not all, objectives; and not acceptable. Each of these categories results in a range of multipliers to the target amount of the executive officers’ bonus that is applicable to the individual’s corporate and, except in the case of the chief executive officer, individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2006, the ranges for the four categories were 75% to 150%; 50% to 75%; 25% to 50%; and 0%, respectively. As a result, payments under this incentive compensation plan for 2006 could range from zero to 150% of the respective target bonuses. Therefore, the “maximum” amount reported is equal to 150% of the “target.”

(5)	For the chief executive officer, 100% of his target payout is based upon the achievement of corporate goals, and the minimum payout for “performance met some, but not all, objectives” was 25%. As a result, the “threshold” payout for the chief executive officer is equal to 25% of his “target.” For each of the other named executive officers participating in the incentive compensation plan, 75% of the target payout is based upon the achievement of corporate goals and 25% is based upon the achievement of individual goals. Assuming that achievement of the corporate goals is deemed to be “not acceptable” and therefore no award is made for 75% of the target, the “threshold” payout would be equal to the “target” multiplied by the 25% multiplier for the individual goals portion multiplied by 25% for minimum payout for “performance met some, but not all, objectives”, or 6.25% of the “target.”

(6)	These named executive officers received options in Micromet Holdings on April 24, 2006 that were assumed by the Company as a result of the merger on May 5, 2006, at which time the exercise price became fixed. The share numbers for these option grants reflect the agreed-upon exchange ratio in the merger. The effective exercise price for these stock options was set at 25% of the closing price of CancerVax common stock on the trading date immediately preceding the closing date of the merger. The parties to the merger agreed to this discounted exercise price after taking into account that these officers would forfeit options to purchase Micromet AG capital stock. Of the shares underlying these options, 50% of such shares were immediately vested upon grant, with the remaining 50% vesting in 24 equal monthly installments.

(7)	The exercise price per share is equal to the closing price of the Company’s common stock on the date of grant. The option vests monthly over 36 months for so long as Mr. Hale continues to provide service to the Company as a director.

(8)	This stock option was granted to Mr. Hale in accordance with the Company’s non-employee director compensation policy for his service as the chairman of the board. The exercise price per share is equal to the closing price of the Company’s common stock on the trading date immediately proceeding the date of grant. The option vests monthly over 36 months for so long as Mr. Hale continues to provide service to the Company as a director.

(9)	The exercise price per share is equal to the closing price of the Company’s common stock on the trading date immediately preceding the date of grant. Twenty-five percent of the shares underlying the option vest on October 10, 2007, the first anniversary of Mr. Schnittker’s date of hire, with the remainder vesting in 36 equal monthly installments thereafter.

(10)	These stock options vested in full upon termination of the employment of these individuals with the Company and will remain exercisable for a period of one year following such termination.

(11)	The exercise price per share is equal to the closing price of the Company’s common stock on date of grant. Twenty-five percent of the shares underlying the option vest on the first anniversary of the date of grant, with the remainder vesting in 36 equal monthly installments thereafter.

(12)	Amounts in this column were calculated utilizing the provisions of SFAS No. 123(R), using a Black-Scholes pricing model. For additional information regarding assumptions made by the Company in valuing equity awards under SFAS No. 123(R), see Notes 3 and 15 to the Company’s consolidated financial statements for the year ended December 31, 2006 and Note 1 to CancerVax Corporation’s consolidated financial statements for the year ended December 31, 2005.

Outstanding Equity Awards at December 31, 2006

The following table shows, as of December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the named executive officers, all of which are unexercised stock options. All share numbers and option prices in the table below give effect to a 1-for-3 reverse stock split on May 5, 2006.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Market Price of
	Options	Options		Exercise	Common Stock on		Option
	Exercisable	Unexercisable		Price	Date of Grant		Expiration
Name	(#)	(#)		($)	($)(7)		Date

Christian Itin	227,181	113,591	(1)	1.66	6.51	(8)	5/5/16
David Hale	102,879	0		3.23	3.23	(12)	12/19/10
	68,182	0		9.90	9.90	(12)	3/20/12
	83,333	0		9.90	9.90	(12)	6/13/13
	66,666	0		36.00	36.00		3/4/14
	24,900	0		23.79	23.25		2/09/15
	50,000	0		8.46	8.37		6/14/15
	50,000	0		4.44	4.44		11/3/15
	8,332	25,001	(9)	8.61	8.61		3/20/16
	13,611	56,389	(10)	6.63	6.51		5/5/16
Christopher Schnittker	0	200,000	(3)	2.60	2.40		11/13/16
Gregor Mirow	152,261	76,130	(2)	1.66	6.51	(8)	5/5/16
William LaRue(11)	16,041	0		4.44	4.44		08/15/07
	20,000	0		8.70	9.00		08/15/07
Patrick Baeuerle	181,502	90,751	(4)	1.66	6.51	(8)	5/5/16
Carsten Reinhardt	53,290	26,646	(4)	1.66	6.51	(8)	5/5/16
	0	170,064	(5)	2.62	2.62		10/3/16
Matthias Alder	0	250,000	(6)	3.70	3.70		7/27/16
Guy Gammon(11)	16,667	0		4.44	4.44		07/14/07
	16,667	0		8.70	9.00		07/14/07
Dennis Van Epps(11)	16,667	0		4.44	4.44		04/15/07
	16,667	0		8.70	9.00		04/15/07

(1)	One-half of the shares underlying these grants were vested upon grant with the remainder vesting in 24 equal monthly installments through April 24, 2008. If the executive officer’s employment is terminated other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination. In addition, if the executive officer’s employment is terminated other than for cause, or if the executive resigns for good reason, within six months prior to or 12 months following a change of control, all of the officer’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. Further, in the event of a change of control of the Company, 50% of the executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control, and any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if the executive is employed by the Company at that time.

(2)	One-half of the shares underlying these grants were vested upon grant upon closing of the merger, with the remainder vesting in twenty four equal monthly installments through April 24, 2008. In connection with a separation agreement entered into by the Company with Mr. Mirow with an effective date of March 15, 2007, all of Mr. Mirow’s outstanding unvested stock options automatically vested and may be exercised by Mr. Mirow on or before March 15, 2008.

(3)	Twenty-five percent of the shares underlying this option vest on October 10, 2007, with the remainder vesting in 36 equal monthly installments thereafter. If the executive officer’s employment is terminated other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination. In addition, if the executive officer’s employment is terminated other than for cause, or if the executive resigns for good reason, within six months prior to or 12 months following a change of control, all of the executive’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. Further, in the event of a change of control of the Company, 50% of the executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control.

(4)	One-half of the shares underlying these grants were vested upon grant upon closing of the merger, with the remainder vesting in 24 equal monthly installments through April 24, 2008. If the executive officer’s employment is terminated other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination. In addition, if the executive officer’s employment is terminated other than for cause, or if the executive resigns for good reason, within six months prior to or 12 months following a change of control, all of the executive’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. Further, in the event of a change of control of the Company, 50% of the executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control.

(5)	Twenty-five percent of the shares underlying this option vest on October 3, 2007, with the remainder vesting in 36 equal monthly installments thereafter. If the executive officer’s employment is terminated other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination. In addition, if the executive officer’s employment is terminated other than for cause, or if the executive resigns for good reason, within six months prior to or 12 months following a change of control, all of the executive’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. Further, in the event of a change of control of the Company, 50% of the executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control.

(6)	Twenty-five percent of the shares underlying this option vest on July 27, 2007, with the remainder vesting in 36 equal monthly installments thereafter. If the executive officer’s employment is terminated other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination. In addition, if the executive officer’s employment is terminated other than for cause, or if the executive resigns for good reason, within six months prior to or 12 months following a change of control, all of the executive’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. Further, in the event of a change of control of the Company, 50% of the executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control.

(7)	This column lists the closing price of the Company’s common stock on the date of grant.

(8)	These options were granted by Micromet Holdings, Inc. prior to the merger at a time when that company’s shares were not publicly traded. The options were assumed by the Company as of May 5, 2006, at which time the exercise price became fixed at 25% of the closing price of the Company’s common stock on May 4, 2006, the trading date immediately preceding the merger. The closing price as of May 4, 2006 was $6.63 per share, after giving pro forma effect for the 1-for-3 reverse stock split on that date.

(9)	This option vests in 36 equal monthly installments beginning on April 20, 2006 for so long as Mr. Hale continues to provide services to the Company.

(10)	This option vests in 36 equal monthly installments beginning June 5, 2006 for so long as Mr. Hale serves as a director.

(11)	Each of Messrs. LaRue, Gammon and Van Epps terminated their employment with the Company during 2006, and in connection with such terminations, vesting of their options has ceased.

(12)	These options were granted prior to the Company’s stock being publicly traded. Option exercise price was based on the board of directors assessment of fair market value on the date of grant.

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options during 2006, and no awards of shares of the Company’s common stock vested during 2006. Accordingly, the “Options Exercised and Stock Vested” table is not presented.

Pension Benefits

None of our named executive officers participate in or have account balances in non-qualified defined benefit plans or supplemental executive retirement plans sponsored by us. Accordingly, the “Pension Benefits” table is not presented. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, as amended, may elect to adopt qualified or non-qualified defined benefit plans if the committee determines that doing so is in the best interests of the Company and its stockholders.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in any non-qualified defined contribution plans or other deferred compensation plans maintained by us. Accordingly, the “Nonqualified Deferred Compensation” table is not presented. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, as amended, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the committee determines that doing so is in the best interests of the Company and its stockholders.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis section of this proxy statement, we have entered into employment agreements with our named executive officers that provide for certain post-termination benefits in the event of death or permanent disability of the executive, upon termination of the executive by the Company without “cause,” or upon termination by the executive for “good reason.” In certain cases, these benefits are increased upon a termination without cause or termination for good reason in connection with a change of control transaction involving the Company. Our compensation committee believes that such provisions are instrumental in attracting qualified personnel to serve as executives of our Company but that they also help to align the interests of our senior management with those of our stockholders.

In the event of termination for permanent disability or death, termination without cause or termination for good reason, the named executive officers who have employment agreements with us or in the event of death, his or her estate, will receive, conditioned upon the receipt by the Company of a general release of claims, the following benefits:

•	any accrued but unpaid base salary as of the date of termination;

•	twelve months of salary continuation payments (or eighteen months for Dr. Itin if such termination was without cause or for good reason and was within six months prior to or within twelve months following a change of control);

•	an amount equal to the average of the executive officer’s bonuses for the three years prior to the date of termination (which bonus will be prorated for the period of time served by the executive during the year of termination, except if the termination is within six months prior to or twelve months following a change of control, in which case such bonus will not be prorated; in addition, Dr. Itin’s bonus would not be prorated in any event), provided that in the event of death, the bonus payable will be equal to the bonus payable for the year in which the death occurs, payable in 12 monthly installments;

•	costs associated with the executive’s and his dependents’ continuation of health insurance under COBRA for twelve months (or eighteen months for Dr. Itin, Dr. Reinhardt, Dr. Baeuerle and Mr. Alder upon termination in connection with a change of control);

•	for termination other than for death, life insurance benefits coverage for twelve months (or eighteen months for Dr. Itin, Dr. Reinhardt, Dr. Baeuerle and Mr. Alder upon termination in connection with a change of control) to the extent the executive was receiving such benefits prior to the date of termination; and

•	for termination other than for death, costs for outplacement services, up to $15,000 (or €15,000 for Drs. Itin, Baeuerle, and Reinhardt).

In addition to the foregoing benefits, if the executive officer’s employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional twelve months will immediately vest on the date of termination. Further, if the executive officer’s employment is terminated by us other than for cause, or if the executive resigns for good reason, within six months prior to or twelve months following a change of control, all of the officer’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control.

In the event of a change of control of the Company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control, and in the case of Dr. Itin only, any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if he is employed by the Company at that time.

For purposes of the employment agreements, “cause” generally means the executive’s material breach of the executive’s employment agreement or any other written agreement between the executive and the Company; the executive’s gross negligence or willful misconduct in the performance of his duties; the executive’s commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on the Company; the executive’s conviction of, or plea of guilty or no contest to, a felony; conduct by the executive which in the good faith and reasonable determination of the board of directors demonstrates gross unfitness of the executive to serve; the executive’s failure to attempt in good faith to implement a clear and reasonable directive of the board of directors after written notice of such failure, and failure by the executive to cure the same within fifteen business days after receipt of such notice; persistent unsatisfactory performance of the executive’s job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure, if deemed curable; or executive’s breach of his fiduciary duty to the Company. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” generally means the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position; a reduction in the executive’s base salary; a relocation of the executive’s place of employment to a location outside the metropolitan area in which the executive works (or, for United States executives, in excess of fifty miles from the Company’s executive offices), except for required travel on Company business; any material breach by us of the executive’s employment after written notice of such breach and failure by us to cure the breach within fifteen business days after receipt of such notice; any purported termination of the executive’s employment for cause by the Company that is not in accordance with the definition of cause set forth in the employment agreement; any failure to pay the executive the earned bonus for any period under any management incentive compensation plan adopted by the Company, if a majority of other officers of the Company have been paid bonuses for such period under such plan; or any failure by the Company to obtain the assumption of the executive’s employment agreement by any successor or assignee of the Company.

The named executive officers who were employees of CancerVax Corporation prior to the merger and whose employment terminated in connection with the merger (namely Messrs. Hale, LaRue, Gammon and Van Epps) each had employment agreements with CancerVax with substantially similar provisions to those described above.

If the employment of each named executive officer had been terminated due to death, permanent disability, termination without cause or termination for good reason as of December 31, 2006, the estimated benefits that each would have received under their employment agreements would have been as set forth in the table below. For amounts payable in Euros to Dr. Itin, Mr. Mirow, Dr. Baeuerle and Dr. Reinhardt, we have used an exchange rate of $1.3335 per Euro, which was the published rate from the OANDA Corporation currency database as of March 31, 2007.

											Incremental
											Payment Upon
											Termination
	Payments Receivable upon Termination from Death										for Disability,		Total
							Intrinsic				without Cause		Receivable
							Value of		Total		or with		due to
							Additional		Received		Good Reason		Termination
							Vested		due to		Maximum		for Disability,
	Salary				Health-care		Stock		Termination		Outplacement		without Cause
	Continuation		Bonus		Benefits		Options		from Death		Costs		or for
Name	($)		($)		($)		($)(1)		($)		($)		Good Reason

Christian Itin	363,000		130,000		3,792		114,159		610,951		20,000		630,951
David Hale		(2)		(2)		(2)		(2)		(2)		(2)		(2)
Christopher Schnittker	230,000		—		10,524		21,666		262,190		15,000		277,190
Gregor Mirow(4)	258,000		50,000		3,792		76,509		388,301		20,000		408,301
William LaRue		(3)		(3)		(3)		(3)		(3)		(3)		(3)
Patrick Baeuerle	321,000		85,000		4,385		91,204		501,589		20,000		521,589
Carsten Reinhardt	298,000		70,000		1,888		45,627		415,515		20,000		435,515
Matthias Alder	300,000		40,000		14,610		—		354,610		15,000		369,610
Guy Gammon		(2)		(2)		(2)		(2)		(2)		(2)		(2)
Dennis Van Epps		(2)		(2)		(2)		(2)		(2)		(2)		(2)

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $3.00 per share on December 29, 2006 and the exercise price, times the number of additional shares that would have vested upon termination.

(2)	Each of Messrs. Hale, Gammon and Van Epps were terminated in connection with the merger between CancerVax Corporation and Micromet AG. Amounts received by these individuals in connection with their termination have been reported in the Summary Compensation Table for 2006 under the heading “All Other Compensation.”

(3)	Mr. LaRue terminated his employment with the Company as of June 1, 2006. He did not receive any benefits in connection with his termination other than as reported in the Summary Compensation Table for 2006.

(4)	Mr. Mirow entered into a separation agreement with the Company regarding his termination, which became effective in March 2007. The amounts reported in this table for Mr. Mirow assume that he had not entered into any such separation agreement prior to December 31, 2006.

If the Company had entered into a change of control transaction on December 31, 2006, or if the employment of each of the named executive officers had been terminated as of December 31, 2006, and such termination was without cause or for good reason and was within six months prior to or within twelve months following a change of control, the estimated benefits that each named executive officer would have received under their employment agreements would have been as set forth in the following table. For amounts payable in Euros to Dr. Itin, Mr. Mirow,

Dr. Baeuerle and Dr. Reinhardt, we have used an exchange rate of $1.3335 per Euro, which was the published rate from the OANDA Corporation currency database as of March 31, 2007.

			Incremental Payments for Termination
	Intrinsic		in Connection with Change of Control										Total
	Value of										Intrinsic		Receivable
	Additional										Value of		due to
	Vested						Healthcare				Additional		Termination
	Stock Options						and Life		Maximum		Vested Stock		in Connection
	Upon Change		Salary				Insurance		Outplacement		Options Upon		with Change
	of Control		Continuation		Bonus		Benefits		Costs		Termination		of Control
Name	($)(1)		($)		($)		($)		($)		($)(1)		($)

Christian Itin	76,106		544,500		130,000		5,688		20,000		76,106		852,400
David Hale		(2)		(2)		(2)		(2)		(2)		(2)		(2)
Christopher Schnittker	40,000		230,000		—		10,524		15,000		40,000		335,524
Gregor Mirow(4)	51,007		258,000		50,000		5,688		20,000		51,007		435,702
William LaRue		(3)		(3)		(3)		(3)		(3)		(3)		(3)
Patrick Baeuerle	60,803		321,000		85,000		6,578		20,000		60,803		554,184
Carsten Reinhardt	50,165		298,000		70,000		2,832		20,000		50,165		491,162
Matthias Alder	—		300,000		40,000		21,915		15,000		—		376,915
Guy Gammon		(2)		(2)		(2)		(2)		(2)		(2)		(2)
Dennis Van Epps		(2)		(2)		(2)		(2)		(2)		(2)		(2)

(1)	The intrinsic value of additional stock options which would vest in upon a change of control of the Company and upon a termination in connection with a change of control of the Company is based upon a closing stock price of $3.00 per share on December 29, 2006. In the event of a change of control of the Company, on December 31, 2006, 50% of the unvested stock options would have vested at the time of the ownership change, with the remaining 50% vesting if the executive officer is terminated within twelve months thereafter.

(2)	Each of Messrs. Hale, Gammon and Van Epps were terminated in connection with the merger between CancerVax Corporation and Micromet AG. Amounts received by these individuals in connection with their termination has been reported in the Summary Compensation Table for 2006 under the heading “All Other Compensation.”

(3)	Mr. LaRue terminated his employment with the Company as of June 1, 2006. He did not receive any benefits in connection with his termination other than as reported in the Summary Compensation Table for 2006.

(4)	Mr. Mirow entered into a separation agreement with the Company regarding his termination, which became effective in March 2007. The amounts reported in this table for Mr. Mirow assume that he had not entered into any such separation agreement prior to December 31, 2006.

Director Compensation

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all directors of the Company:

Director Compensation for Fiscal Year 2006

	Fees Earned or		Option
	Paid in Cash		Awards		Total
Name	($)(1)		($)(2)(3)		($)

Jerry C. Benjamin	24,166	(10)	49,531	(21)	73,697
John E. Berriman	23,666	(11)	74,823	(22)	98,489
Michael G. Carter	29,500	(12)	84,654	(23)	114,154
David F. Hale		(4)		(4)		(4)
Christian Itin		(5)		(5)		(5)
Peter Johann	9,667	(7) (13)	14,026	(24)	23,693
Robert E. Kiss(6)	6,833	(8) (14)	6,631	(25)	13,464
James Clayburn La Force(6)	8,333	(15)	8,225	(26)	16,558
Donald L. Morton(6)	—		—	(27)	—
Barclay A. Phillips	33,500	(9) (16)	48,698	(28)	82,198
Ivor Royston(6)	6,833	(17)	6,631	(29)	13,464
Phillip M. Schneider	32,500	(18)	88,936	(30)	121,436
Gail Schoettler(6)	6,833	(19)	11,824	(31)	18,657
Otello Stampacchia	21,666	(20)	34,603	(32)	56,269

(1)	Prior to the merger between Micromet AG and CancerVax Corporation, directors of CancerVax received an annual fee of $16,000 for service as a director. In addition, directors of CancerVax received $1,500 for each regularly scheduled board meeting attended and $750 for each regularly scheduled committee meeting attended. For director service after the effective date of the merger, directors receive an annual retainer fee of $16,000 for director service, paid in quarterly installments, a fee of $1,500 for each board meeting attended and a fee of $1,000 for each committee meeting attended. In addition, each non-employee director receives the director fee with respect to telephonic board meetings and committee meetings if such telephonic meetings last approximately two hours or longer.

(2)	Prior to the merger between Micromet AG and CancerVax Corporation, any independent director who was elected to CancerVax’s board of directors was granted an option to purchase 25,000 shares of common stock on the date of his or her initial election to the board of directors. In addition, each independent director was granted an option to purchase 10,000 shares of common stock on the date of each annual meeting at an exercise price per share equal to the fair market value of the common stock on such date. Pursuant to the Company’s non-employee director compensation policy adopted in connection with the merger, each non-employee director, other than the chairman of the board, received a non-qualified stock option to purchase 35,000 shares of the Company’s common stock, and the chairman received a non-qualified stock option to purchase 70,000 shares of the Company’s common stock on the merger closing date. Directors who join the board after the merger also receive a non-qualified stock option to purchase 35,000 shares of Company common stock on the date of initial appointment. Each of these options vests in equal installments at the end of each calendar month over a period of three years from the date of grant, such that each stock option shall be 100% vested on the third anniversary of its date of grant, subject to a director’s continuing service on the board through such dates. The exercise price for each of the grants awarded at the closing of the merger was $6.63.

Further, prior to the merger, the chairman of CancerVax’s audit committee received an additional annual option to purchase 5,000 shares of common stock and the chairman of each of the compensation committee and nominating/corporate governance committee received an additional annual option to purchase 2,500 shares of common stock. Pursuant to the Company’s Non-Employee Director Compensation policy adopted in connection with the merger, on the merger date, and thereafter on the date of each annual meeting of the Company’s stockholders, (i) the chairman of the audit committee received and will receive a non-qualified stock option to purchase 7,500 shares of the Company’s common stock, (ii) the chairman of the compensation committee received and will receive a non-qualified stock option to purchase 5,000 shares of the Company’s common stock, and (iii) the chairman of the nominating/corporate governance committee received and will receive a non-qualified stock option to purchase 2,500 shares of the Company’s common stock. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option shall be 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through such date. The exercise price for each of the grants awarded at the closing of the merger was $6.63.

All non-employee directors, other than the chairman of the board, will receive a non-qualified stock option to purchase 15,000 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders, and the chairman will receive a non-qualified stock option to purchase 30,000 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option shall be 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through such date. The per share price of each option granted and to be granted to a non-employee director will equal 100% of the closing price of a share of the Company’s common stock on the date the option is granted.

(3)	Amounts in this column represent the compensation costs incurred by the Company during 2006 related to stock options held by the named executive officer, rather than an amount paid to or realized by the named executive officer. These amounts were calculated utilizing the provisions of SFAS No. 123(R), using a Black-Scholes pricing model and assuming no forfeiture of awards granted to the director. For additional information regarding assumptions made by the Company in valuing equity awards under SFAS 123(R), see Notes 3 and 15 to the Company’s consolidated financial statements for the year ended December 31, 2006 and Note 1 to CancerVax Corporation’s consolidated financial statements for the year ended December 31, 2005.

(4)	Mr. Hale also served as President and Chief Executive Officer of the Company from January 1, 2006 through May 5, 2006. Mr. Hale’s compensation for service as a director of the Company, as well as his compensation in his capacity as President and Chief Executive Officer of the Company, has been fully reflected in the Summary Compensation Table.

(5)	Dr. Itin also served as President and Chief Executive Officer of the Company from May 5, 2006 through December 31, 2006. Dr. Itin did not receive any compensation as a director of the Company during 2006. Dr. Itin’s compensation in his capacity as President and Chief Executive Officer of the Company has been fully reflected in the Summary Compensation Table.

(6)	Each of Mr. Kiss and Drs. La Force, Morton, Royston and Schoettler resigned his or her position as a director of the Company on May 5, 2006 upon the closing of the merger between CancerVax Corporation and Micromet AG.

(7)	Fees were paid to NGN Capital LLC.

(8)	Fees were paid to J.P. Morgan Investment Management, Inc.

(9)	Fees were paid to Vector Fund Management II, LLC.

(10)	Comprised of $10,666 in director retainer fees, $10,500 in board meeting attendance fees and $3,000 in committee meeting attendance fees.

(11)	Comprised of $10,666 in director retainer fees, $9,000 in board meeting attendance fees and $4,000 in committee meeting attendance fees.

(12)	Comprised of $16,000 in director retainer fees, $10,500 in board meeting attendance fees and $3,000 in committee meeting attendance fees.

(13)	Comprised of $6,667 in director retainer fees and $3,000 in board meeting attendance fees.

(14)	Comprised of $5,333 in director retainer fees and $1,500 in board meeting attendance fees.

(15)	Comprised of $5,333 in director retainer fees, $1,500 in board meeting attendance fees and $1,500 in committee meeting attendance fees.

(16)	Comprised of $16,000 in director retainer fees, $12,000 in board meeting attendance fees and $5,500 in committee meeting attendance fees.

(17)	Comprised of $5,333 in director retainer fees and $1,500 in board meeting attendance fees.

(18)	Comprised of $16,000 in director retainer fees, $12,000 in board meeting attendance fees and $4,500 in committee meeting attendance fees.

(19)	Comprised of $5,333 in director retainer fees and $1,500 in board meeting attendance fees.

(20)	Comprised of $10,666 in director retainer fees, $9,000 in board meeting attendance fees and $2,000 in committee meeting attendance fees.

(21)	The aggregate number of option awards outstanding at December 31, 2006 was 40,000 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to Mr. Benjamin was $182,388 on May 5, 2006.

(22)	The aggregate number of option awards outstanding at December 31, 2006 was 53,155 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to Mr. Berriman was $219,499 on May 5, 2006.

(23)	The aggregate number of option awards outstanding at December 31, 2006 was 68,609 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of each grant to Dr. Carter was $219,499 on May 5, 2006, $14,668 on June 14, 2005, $75,492 on July 23, 2003, $0 on April 4, 2001 and $0 on December 19, 2000.

(24)	The aggregate number of option awards outstanding at December 31, 2006 was 35,000 shares, which were held in the name of NGN Capital LLC. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to NGN Capital LLC was $96,628 on December 21, 2006.

(25)	There were no option awards outstanding at December 31, 2006. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to Mr. Kiss was $14,668 on June 14, 2005.

(26)	There were no option awards outstanding at December 31, 2006. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of each grant to Dr. La Force was $10,078 on June 14, 2005, and $75,658 on July 23, 2003.

(27)	There were no option awards outstanding at December 31, 2006 to Dr. Morton.

(28)	The aggregate number of option awards outstanding at December 31, 2006 was 44,167 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of each grant to Mr. Phillips was $170,989 on May 5, 2006 and $14,668 on June 14, 2005.

(29)	There were no option awards outstanding at December 31, 2006. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to Dr. Royston was $14,668 on June 14, 2005.

(30)	The aggregate number of option awards outstanding at December 31, 2006 was 59,318 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of the grant to Mr. Schneider was $193,787 on May 5, 2006, $22,002 on June 14, 2005 and $174,633 on September 10, 2003.

(31)	There were no option awards outstanding at December 31, 2006 to Dr. Schoettler. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of each grant to Dr. Schoettler was $18,335 on June 14, 2005, $65,332 on July 23, 2003 and $12,793 on May 29, 2002.

(32)	The aggregate number of option awards outstanding at December 31, 2006 was 35,000 shares. The grant date fair value, as calculated in accordance with SFAS No. 123(R), of each grant to Dr. Stampacchia was $159,590 on May 5, 2006.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

Under its charter, our audit committee is responsible for reviewing and approving all related party transactions. We annually require each of our directors and executive officers to complete a director and officer questionnaire that elicits information about related person transactions, including any such transactions which are required to be disclosed under the rules of the SEC. In addition, under our Code of Ethics our directors, officers and employees are expected to avoid conflicts of interest with the Company and are required to report any such conflicts of interest to our General Counsel or, in the case of our directors, to the full board. Our audit committee reviews all such transactions and relationships which come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.

Certain Related-Person Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Micromet stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Micromet, Inc., Attn: Corporate Secretary, 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors

Matthias Alder
Secretary

May 10, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

Micromet, Inc. THIS PROXY IS SOLICITED ON BEHLAF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 28, 2007 The stockholder(s) hereby appoint Christopher Schnittker and Matthias Alder, or either of the, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as described on the reverse side of this ballot, all of the shares of common stock of Micromet, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 pm, Eastern Time on June 28, 2007, at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE Address Changes/Comments: (if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Micromet, Inc. VOTE BY INTERNET — www.proxyvote.com 6707 Democracy Boulevard Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Suite 505 Eastern Time the day before the cut-off or meeting date. Bethesda, MD 20817 Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Micromet, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE, OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3 Vote on Directors 1. To elect as Directors of Micromet, Inc. the nominees For Withhold For All To withhold authority to vote, mark “For All Except” listed below: All All Except and write the nominee’s number on the line below. 01) Jerry C. Benjamin 02) Barclay A. Phillips 03) Otello Stampacchia, Ph.D. Vote on Proposals For Against Abstain 2. To ratify the selection by the audit committee of the board of directors of Ernst & Young AG WPM as independent auditors of the Company for its fiscal year ending December 31, 2007. 3. To conduct any other business properly brought before the meeting. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date